UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant  ☑                            Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

lululemon athletica inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
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TO OUR SHAREHOLDERS:
We are pleased to invite you to attend the annual meeting of shareholders of lululemon athletica inc. on Wednesday, June 11, 2025, beginning at 8:00 a.m., Pacific Time. The annual meeting will be a virtual meeting of shareholders, which will be conducted via live webcast. You will be able to attend the annual meeting of shareholders online and submit your questions during the meeting by visiting the following link www.virtualshareholdermeeting.com/LULU2025. You also will be able to vote your shares electronically at the annual meeting.
We are excited to continue to embrace the latest technology to provide expanded access, improved communication, and cost savings for our shareholders and the company by hosting a virtual meeting which helps enable greater shareholder attendance. This format allows shareholders that might not otherwise be able to travel to a physical meeting to attend online and participate from any location around the world.
Details regarding how to attend the meeting online and the business to be conducted at the annual meeting are more fully described in the accompanying notice and proxy statement.
This year we are again providing access to our proxy materials over the Internet under the U.S. Securities and Exchange Commission's "notice and access" rules. As a result, we are sending to many of our shareholders a notice instead of a paper copy of this proxy statement and our 2024 annual report. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how each of those shareholders can receive a paper copy of our proxy materials, including this proxy statement, our 2024 annual report, and a form of proxy card or voting instruction card.

A copy of our combined annual report to shareholders and Annual Report on Form 10-K for the fiscal year ended February 2, 2025 will be mailed with this proxy statement to those shareholders that elect to receive a paper copy of the proxy materials. For those shareholders that receive the notice, this proxy statement and our 2024 Annual report are available at www.proxyvote.com.
All shareholders who do not receive a notice, including shareholders who have previously requested to receive paper copies of proxy materials, will receive a paper copy of the proxy materials by mail unless they have previously requested delivery of proxy materials electronically. Continuing to employ this distribution process will conserve natural resources and reduce the costs of printing and distributing our proxy materials.
Your vote is important. Regardless of whether you plan to participate in the annual meeting online, we hope you will vote as soon as possible. You may vote by proxy over the Internet, telephone or, if you received paper copies of the proxy materials by mail, you may also vote by mail by following the instructions on the proxy card or voting instruction card. Voting over the Internet, telephone, or by paper proxy, or voting instruction card will ensure your representation at the annual meeting regardless of whether you attend the virtual meeting.
Thank you for your ongoing support of, and continued interest in, lululemon.
Sincerely,

/s/ Calvin McDonald
Calvin McDonald
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date	Virtual Meeting
June 11, 2025 at 8:00 a.m., Pacific Time Online check-in will begin at 7:30 a.m., Pacific Time	Virtual Live webcast at www.virtualshareholdermeeting.com/LULU2025

Proposal		Board recommends you vote:
MANAGEMENT PROPOSALS
Proposal No. 1	Election of three Class III directors to a three-year term	For ✓
Proposal No. 2	Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending February 1, 2026	For ✓
Proposal No. 3	Advisory vote to approve the compensation of our named executive officers	For ✓
SHAREHOLDER PROPOSALS
Proposal No. 4	Shareholder proposal requesting an annual report on discrimination risks related to charitable partnerships (if properly presented at the meeting)	Against ✘
Shareholder vote
Shareholders of record at the close of business on April 14, 2025, are entitled to receive notice of and to vote at the annual meeting and any adjournment or postponement thereof. A list of shareholders entitled to vote at the annual meeting will be available for inspection by any shareholder for any purpose germane to the meeting for a period of ten days prior to the meeting. The list will be accessible electronically upon request. To arrange access to the shareholder list during this period, please email our company secretary at investors@lululemon.com.
Online Access to Proxy
We are pleased to continue using the Securities and Exchange Commission's "notice and access" model, which allows companies to provide proxy materials to shareholders over the Internet. We believe this method enhances the efficiency of the delivery process, reduces costs, and minimizes the environmental impact of the annual meeting. On or about April 29, 2025, we intend to mail a Notice of Internet Availability of Proxy Materials to our shareholders. This notice will include instructions on how to access our proxy statement and 2024 annual report, how to vote online, how to access the virtual annual meeting, and how to access the shareholder list. It will also include instructions for requesting a printed copy of the proxy materials by mail.
Technical Help
If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting login page.

Whether or not you plan to attend the annual meeting, we encourage you to vote your shares as promptly as possible. You may vote via the Internet or telephone, by following the instructions provided in the accompanying materials. If you have requested and received a paper copy of the proxy materials, you may also vote by completing, signing, dating and returning the proxy card in the postage-paid envelope provided. Shareholders who attend the virtual meeting will have the opportunity to revoke a previously submitted proxy and vote their shares electronically during the meeting.

By order of the board of directors,

/s/ Calvin McDonald
Calvin McDonald
Chief Executive Officer
Vancouver, British Columbia
April 29, 2025

LULULEMON ATHLETICA INC.
PROXY STATEMENT
2025 ANNUAL MEETING OF SHAREHOLDERS
Wednesday, June 11, 2025
GENERAL INFORMATION
This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of lululemon athletica inc. for use at our 2025 annual meeting of shareholders, to be held virtually on Wednesday, June 11, 2025 at 8:00 a.m., Pacific Time.
Virtual Annual Meeting
The 2025 annual meeting will be conducted exclusively online via live webcast at www.virtualshareholdermeeting.com/LULU2025. Shareholders will be able to attend the meeting, vote their shares, and submit questions during the meeting using any internet-connected device, including a smartphone, tablet, or computer. We believe the virtual format enhances accessibility, supports meaningful shareholder engagement regardless of location, and reduces costs and environmental impact.
Each shareholder may submit up to two questions during the meeting subject to a 1,000-character limit per question. Our board of directors reviews the format of our annual meeting on an annual basis and believes that a virtual meeting remains in the best interests of our shareholders at this time.
We expect to first make this proxy statement and our 2024 annual report available to shareholders on or about April 29, 2025.
Who May Vote
Shareholders of record of our common stock or our special voting stock at the close of business on April 14, 2025, which is the record date, are entitled to notice of and to vote at the annual meeting. As of the record date, 115,034,563 shares of common stock and 5,115,961 shares of special voting stock were issued and outstanding. Each share of common stock and special voting stock is entitled to one vote on each matter presented at the meeting. Holders of both classes will vote together as a single class. For ease of reference, we refer to both classes collectively as "common stock" through this proxy statement.
Quorum Requirements
A quorum must be present in order for business to be conducted at the annual meeting. Shareholders who attend the virtual meeting will be considered "present in person." A majority of the outstanding shares of common stock entitled to vote as of the record date, and represented in person or by proxy, will constitute quorum.
Abstentions and broker non-votes will be counted as present for purposes of establishing a quorum. A broker non-vote occurs when a broker holding shares in street name does not receive voting instructions from the beneficial owner and is not permitted to vote the shares on a non-routine matter. Brokers have discretion to vote on routine matters, such as the ratification of the appointment of our independent registered public account firm. An abstention occurs when a shareholder chooses not to vote on a matter by selecting the "abstain" option when voting by proxy, telephone, or internet.

Vote Required

MANAGEMENT PROPOSALS
Proposal No. 1
Election of directors

A director nominee will be elected if the number of votes cast "for" the nominee exceeds the number of votes cast "against." Abstentions and broker non-votes will not affect the outcome. Cumulative voting is not permitted.

The board of directors recommends a vote FOR each nominee.

Proposal No. 2
Ratification of selection of public accounting firm

The proposal to ratify the selection of our independent registered public accounting firm will be approved if the votes number of votes cast "for" exceeds the number of votes cast "against." Abstentions and broker non-votes will have no affect on the outcome.

The board of directors recommends a vote FOR this proposal.

Proposal No. 3
Advisory to approve executive compensation

The advisory vote to approve the compensation of our named executive officers (Say-on-Pay) will pass if the number of votes cast “for” exceeds the number of votes cast “against.” Abstentions and broker non-votes will not affect the outcome.

The board of directors recommends a vote FOR this proposal.

SHAREHOLDER PROPOSAL
Proposal No. 4
Shareholder proposal (if properly presented)

This shareholder proposal will be approved if the number of votes cast “for” the proposal exceeds the number of votes cast “against.” Abstentions and broker non-votes will not affect the outcome.

The board of directors recommends a vote AGAINST this proposal.

Voting Process
Shares represented by properly submitted proxies will be voted at the annual meeting in accordance with your instructions. If no voting instructions are provided, your shares will be voted FOR the election of the director nominees, "FOR" Proposals 2 and 3, and AGAINST Proposal No. 4.

If any other business is properly brought before the meeting, the individuals named as proxies will vote in their discretion.

How to Vote
The way you vote depends on how you hold your shares:

•Shareholders of record: If your shares are registered directly in your name, you may vote by Internet, by telephone, or, by completing and returning a paper proxy card (if you requested a paper copy of the materials).
•Beneficial owners: If your shares are held in "street name" through a bank, broker, or other nominee, you will receive voting instructions from that institution. Follow these instructions to vote your shares.

Voting Online
To vote online, follow the instructions provided in your notice of proxy materials. If you vote online, you do not need to return a proxy card.
Voting by Mail
If you requested a printed copy of the proxy materials, you may vote by completing, signing, and returning the proxy card in the envelope provided.
Voting by Telephone
You may vote by phone by following the instructions provided in your notice. If you vote by phone, you do not need to return a proxy card.
Voting During the Annual Meeting
All shareholders may vote their shares electronically during the virtual annual meeting by logging in at www.virtualshareholdermeeting.com/LULU2025. Shareholders of record may also revoke a proxy and vote directly at the meeting.
Revoking Your Vote
If you are a shareholder of record, you may revoke your vote at any time before the meeting by submitting a new proxy (via Internet, phone, or mail), delivering a written notice of revocation to the corporate secretary, or voting during the virtual meeting. If you hold your shares in street name, contact your bank or broker to change your voting instructions. Simply attending the meeting does not revoke your vote; your last submitted vote will be counted.
Householding of Proxy Materials
To reduce duplicate mailings, the SEC allows a single copy of this proxy statement and our 2024 annual report to be sent to households with multiple shareholders, unless you have instructed otherwise. This process is called “householding.”
While lululemon does not household materials for registered shareholders, some brokers may household for beneficial owners. If you would like to receive a separate copy of the proxy materials or stop householding in the future, contact your broker. Additional copies of this proxy statement and the annual report will be delivered promptly upon request.
Solicitation of Proxies
lululemon will pay the cost of soliciting proxies. We may solicit by mail, phone, email, or other electronic means. We will also reimburse banks, brokers, and other nominees for forwarding proxy materials to beneficial owners. Directors, officers, and employees may also assist in the solicitation without additional compensation. We have retained Alliance Advisors, LLC to assist in soliciting proxies for a fee of $13,000 plus reasonable expenses.
Note Regarding Forward-Looking Statements
This proxy statement contains forward-looking statements within the meaning of applicable securities laws. Words such as “anticipates,” “expects,” “intends,” “believes,” and similar expressions identify these statements, which are based on current expectations and assumptions. Actual results may differ materially due to risks and uncertainties, including those described in our periodic filings with the SEC. We undertake no obligation to update these statements after the date of this proxy statement.
This proxy statement includes references and links to websites for your convenience. These websites and the materials available on them are not part of this proxy statement and are not incorporated by reference.

2024: A Year of Growth, Learnings and Innovation

Our Purpose

We elevate human potential by helping people feel their best.
Our Vision

We create transformative products and experiences that build meaningful connections, unlocking greater possibility and wellbeing for all.

“As I reflect on the past year, I am pleased with the progress we made across our enterprise goals and how our teams showed up for our guests, communities, and one another. In 2024, we continued to grow our business globally as we brought to life exciting brand activations around the world, remained resilient in the face of challenges, and worked to introduce more newness and innovation into our product assortment. We look forward to building on our growth in the year ahead while continuing to deliver on our purpose of helping people feel their best.” — Calvin McDonald, CEO

Our Business

Our teams continued to execute against our Power of Three ×2 growth plan and the compound annual growth rate in net revenue was 19% between fiscal 2021 and 2024. The summary below compares 2024 to 2023, and provides both GAAP and non-GAAP financial measures. The adjusted financial measures for 2023 exclude asset impairment and other charges recognized in relation to lululemon Studio. There were no adjusted financial measures for 2024.

•Net revenue increased 10% to $10.6 billion.
•Americas net revenue increased 4% and international net revenue increased 34%.
•Gross profit increased 12% to $6.3 billion. Adjusted gross profit increased 11%.
•Gross margin increased 90 basis points to 59.2%. Adjusted gross margin increased 60 basis points.
•Income from operations increased 17% to $2.5 billion. Adjusted income from operations increased 12%.
•Ended the year with 767 company-operated stores in 23 markets.
Refer to the non-GAAP reconciliation tables in Appendix A of this proxy statement for reconciliations between the above adjusted non-GAAP financial measures and the most directly comparable measures calculated in accordance with GAAP.

Product Innovation

•Introduced innovative new product offerings across our men’s, women’s, and accessories categories, addressing guests' unmet needs.
•Continued to see strong guest engagement with key franchises, including Align, Softstreme, and Fast and Free in women's, and Pace Breaker, Zeroed In, and Soft Jersey in men's.
•Launched our first men’s footwear collection featuring both performance and casual shoes, and expanded our women's footwear offerings with new styles.
•Outfitted Team Canada for the 2024 Paris Olympic and Paralympic Games with first-of-its-kind designs focused on adaptability, thermal comfort, fit, function, and national pride.
•Introduced the world’s first enzymatically recycled nylon 6,6 product in collaboration with Samsara Eco, marking a significant milestone in textile-to-textile recycling.
•Developed 36 product innovations in collaboration with lululemon ambassadors who participated in our FURTHER women’s ultramarathon, showcasing how far women can go with access to resources and products typically reserved for men.

lululemon in 2024 Numbers

Americas
462
Stores
Europe and the Middle East
47
Stores
China Mainland
151
Stores
Asia Pacific
107
Stores

39,000
Approximate employees

23
Markets where we have stores

767
Company-operated stores as of February 2, 2025

56
Net new company-operated stores opened

Market Expansion
•Expanded our international footprint by opening 32 net new company-operated stores across China Mainland, APAC, and EMEA.
•Surpassed $1 billion in sales in China Mainland.
•Acquired our lululemon Mexico operations and retail locations from a third-party partner, transitioning the region from a license and supply arrangement to a company-operated structure.
•Celebrated a milestone anniversary in EMEA, marking 10 years since the opening of our first European store in London’s Covent Garden.

Guest Experience & Community
•Expanded our membership program in North America to 24 million members, and launched "Partner Perks," a new benefit featuring 12 partner brands, to enhance member value.
•Welcomed new ambassadors to our global community, including Jia Ling (Chinese director, actress, and screenwriter), Canadian professional soccer player Jessie Fleming, PGA golfer Max Homa, and professional tennis player Frances Tiafoe; bringing our global ambassador collective to approximately 1,700.
•Engaged with our local and global communities through key events and activations including new destinations in our North American 10K race series, World Mental Health Day programming around the world, and our fourth China Sweat Games.
•Partnered with Fanatics and the National Hockey League to launch new premium fan apparel, reaching new audiences and attracting new guests.

People

•Expanded our parenthood benefits, including enhancements to our parental leave program and new offerings to support employees who are forming their families.
•Continued to provide financial support through our We Stand Together Fund, offering assistance to employees experiencing personal or disaster-related hardships.
•Brought together over 1,500 people leaders from across the globe at our Leadership Summit, creating opportunities for growth, development, and connection.
•Published our 2024 Global Wellbeing Report, offering insights into the state of wellbeing worldwide as part of our ongoing commitment to advocating wellbeing for all.
•Introduced the largest “Here to Be” cohort to date through our Centre for Social Impact - 100 grassroots organizations focused on advancing wellbeing and supporting thriving communities worldwide.
•Announced a $3.1M USD commitment in support of global mental health efforts tied to World Mental Health Day, benefiting organizations including United for Global Mental Health, The Global Coalition for Youth Mental Health led by UNICEF, UNICEF's Global Mental Health Fund, and the National Alliance on Mental Illness (NAMI).
•Named one of Glassdoor’s Best Places to Work in the U.S., recognizing the strength of our culture and commitment to fostering an environment where people can realize their full potential.
•Featured as one of TIME’s World’s Best Companies of 2024, ranking 18th out of 1,000 organizations that are changing the world.

Our Impact
We take seriously our responsibility to advance positive change
Our Impact Agenda outlines company-wide goals designed to accelerate progress on key social and environmental priorities. It serves as a framework for action, innovation and resilience across our business, and is integrated into our broader strategy and day-to-day operations. At the core of our approach is the belief that the wellbeing of individuals, communities, and the planet are deeply interconnected.

The Impact Agenda is built on three pillars - Be Human, Be Well, and Be Planet - each with a clear vision, focus areas, goals, and commitment to guide our efforts.

2023 Impact Report
In September 2024, we published our 2023 Impact Report, which highlights progress toward our Impact Agenda goals. To support those efforts, we have established a multi-level governance structure that brings together business leaders across the business to help promote alignment, clarify cross-functional responsibilities, and support the integration of impact related strategies and practices throughout the organization.
The full 2023 Impact Report can be found on our website (https://corporate.lululemon.com/our-impact/reporting-and-governance/reporting-and-disclosure).

Be human.	Be well.	Be planet.

Our vision: Support our people to succeed by creating an environment that fosters growth, opportunity and connection.

We believe in creating a workplace where individuals feel valued and have the resources and support to grow and thrive. We are committed to fostering a culture that encourages collaboration, personal development and a strong sense of purpose.

We also recognize the importance of a responsible and resilient supply chain. Our programs focus on upholding fair labor practices and supporting the wellbeing of the people who make our products.
Our vision: Help our communities thrive by contributing to conditions that support physical, mental, and social wellbeing.

We are committed to helping build healthier communities by expanding access to tools and resources that support overall wellbeing. Through the lululemon Centre for Social Impact, we provide funding and knowledge to organizations focused on movement, mindfulness, and mental health.

We partner with groups that understand and serve their communities, aiming to support solutions that create meaningful impact.
Our vision: Minimize our environmental impact to contribute to a future where nature and people can thrive.

We are working toward becoming a net-zero company, guided by science-based targets. Our approach includes the use of preferred materials, product circularity, and innovative end-of-use solutions.
We collaborate with suppliers to support responsible water use and chemicals management, and continue to evolve our packaging and waste reduction practices.

Focus Area	Focus Area	Focus Area
•Employee Growth and Empowerment •Fair Labor Practices and Wellbeing of People Who Make Our Products	•Access to Wellbeing Tools and Resources	•Climate Action •Product and Material Innovation •Circularity and New Guest Models •Water and Chemistry •Packaging and Waste

Executive Officers

Calvin McDonald, Chief Executive Officer	Officer since: 2018 Age: 53

Calvin McDonald was appointed chief executive officer of lululemon and a member of our board of directors in August 2018. Prior to joining lululemon, he served for five years as president and chief executive officer of Sephora Americas, a division of the LVMH group of luxury brands. Before Sephora, Mr. McDonald spent two years as president and chief executive officer of Sears Canada and 17 years at Loblaw Companies Limited, a leading grocery and pharmacy retailer in Canada. He currently serves on the board of directors of The Walt Disney Company. Mr. McDonald holds an MBA from the University of Toronto, and a B.S. from the University of Western Ontario.
Favorite lululemon products
ABC Trouser
Fast & Free Running Short

Meghan Frank, Chief Financial Officer	Officer since: 2020 Age: 48

Meghan Frank has served as our chief financial officer since November 2020. She joined lululemon in 2016 as senior vice president, financial planning and analysis, and served as interim co-chief financial officer from April 2020 until her appointment to chief financial officer. Ms. Frank is responsible for leading lululemon's finance, tax, treasury, investor relations, asset protection, facilities, planning & allocations, and strategy functions. Prior to joining lululemon, she held senior finance and merchandise planning roles at Ross Stores and J. Crew, where she spent nearly a decade. Ms. Frank holds a B.A. from Colgate University.
Favorite lululemon products
Scuba Half Zip
Daydrift Trousers

Celeste Burgoyne, President, Americas and Global Guest Innovation	Officer since: 2016 Age: 51

Celeste Burgoyne was appointed president, Americas and global guest innovation in October 2020. Since joining lululemon in 2006, she has led the brand's expansion in the United States and now oversees all guest-facing aspects of the North America business, including e-commerce, stores and alternative channels. She also leads global guest innovations efforts. Prior to lululemon, Ms. Burgoyne held various leadership roles during her ten-year tenure at Abercrombie & Fitch. She holds a B.A. from the University of San Diego.
Favorite lululemon products
Define Relaxed Fit Jacket
Glow-Up Super High Rise Tights

Nicole (Nikki) Neuburger, Chief Brand & Product Activation Officer	Officer since: 2020 Age: 44

Nikki Neuburger was appointed Chief Brand & Product Activation Officer in 2024. She joined lululemon in January 2020 to drive our global brand and storytelling initiatives and leads our brand, creative, sports marketing, communications, retail design and social impact functions. With the expansion of her role in 2024, she also leads our product merchandising, research and innovation and footwear portfolio. From 2018 to 2020, Ms. Neuburger was global head of marketing at Uber Eats where she led the introduction and expansion of the brand globally. Prior to that, she spent 14 years at Nike, most recently as global vice president of Nike Running. Ms. Neuburger holds a B.S. in Business Administration from Oregon State University.
Favorite lululemon products
Shake it Out Shorts
Energy Bra Evolve

André Maestrini, Executive Vice President, International	Officer since: 2021 Age: 61

André Maestrini has served as executive vice president, international since January 2021, overseeing our international expansion across APAC, EMEA and China Mainland. He is responsible for leading our global offices and driving brand growth across multiple international markets and channels. Before joining lululemon, Mr. Maestrini spent 14 years at adidas in various senior roles, including global general manager of sport business units and managing director of Latin America. Earlier in his career, he held marketing positions at The Coca-Cola Company, Danone, and Kraft Jacobs Suchard. Mr. Maestrini holds a master’s degree in Marketing from ESSEC Business School in Paris, France.	Favorite lululemon products
Metal Vent Tech Short Sleeve Shirt

Pace Breaker Lined Shorts

Board of Directors

Martha (Marti) Morfitt, Chair of the Board
Biography	Independent

Marti Morfitt has been a member of our board of directors since December 2008 and served as board chair since March 2022. She is a principal of River Rock Partners, Inc., a business and cultural transformation consulting firm, a role she has held since 2008. From 2009 to 2012, Ms. Morfitt served as chief executive officer of Airborne, Inc., and from 2001 to 2007, she was president and chief executive officer of CNS, Inc. after serving as chief operating officer from 1998 to 2001. Since 1995, Ms Morfitt has garnered extensive public company board experience with a range of companies. She currently serves on the boards of directors of Graco, Inc. and Olaplex Holdings, Inc and previously served on the boards of directors of Mercer International Inc. and Life Time Fitness, Inc. Ms. Morfitt holds an H.B.A. from the Richard Ivey School of Business at the University of Western Ontario and an M.B.A. from the Schulich School of Business at York University.

Director since 2008
67 years old

Committees
Audit (Financial expert)

Favorite lululemon products
Charge Feel Shoes
Wunder Train Shorts

Key Qualifications
Extensive leadership experience in branded consumer businesses, and strategic planning, and public company governance.

David Mussafer, Lead Director
Biography	Independent

David Mussafer has served as lead director since September 2014 and has been a member of our board since that time and previously from 2005 to 2010. He is chairman and managing partner of Advent International, L.P. which he joined in 1990. Prior to Advent, he worked at Chemical Bank and Adler & Shaykin. Mr. Mussafer has led or co-led more than 37 buyout investments across a range of industries. He currently serves on the board of directors of Olaplex Holdings Inc. He previously served on the boards of directors of several public and private companies, including First Watch Restaurants, Inc. Mr. Mussafer holds a B.S.M., cum laude, from Tulane University and an M.B.A. from the Wharton School at the University of Pennsylvania.
Director since 2014
61 years old

Committees
CRSG (Chair)

Favorite lululemon products
ABC Pants
Down For It All Vest
Key Qualifications
Deep financial experience, private equity and international business perspective, and strong background in corporate governance.

Michael Casey, Director
Biography	Independent

Michael Casey has been a member of our board of directors since October 2007 and was board chair and co-chair from 2014 to 2017. He retired from Starbucks Corporation in October 2007 after serving as chief financial officer, executive vice president, and chief administrative officer. Mr. Casey also held senior roles at Family Restaurants, Inc., and El Torito Restaurants, Inc., and served on the board of directors of the Nasdaq OMX Group, Inc. from 2001 to 2012. Mr. Casey holds a B.A. in Economics, cum laude, from Harvard College and an M.B.A. from Harvard Business School.
Director since 2007
79 years old

Committees
Audit (Financial Expert)
PCCC

Favorite lululemon products
Key Qualifications	Zeroed In Short Sleeve Shirt
Deep experience in corporate finance, accounting, retail operations, strategic planning, and public company governance.	ABC Pants

Shane Grant, Director
Biography	Independent

Shane Grant has been a member of our board of directors since November 2023. He currently serves as Group Deputy CEO, CEO Americas and EVP Dairy, Plant-Based and Global Sales at Danone. He joined Danone in 2020 after nearly 20 years with The Coca-Cola Company in global and operational leadership roles. Earlier in his career, he held senior roles at Unilever. Mr. Grant currently serves on the boards of directors of the US Food Industry Association, Consumer Brands Association, and is a member of the American Heart Association CEO roundtable and World 50. Mr. Grant holds Business and Arts degrees from the University of Auckland.
Director since 2023
50 years old

Committees
Audit

Favorite lululemon products
Textured Space Bomber Jacket
Smooth Spacer Crew
Key Qualifications
Extensive leadership experience in consumer brands, global business operations, and international market expansion.

Kathryn Henry, Director
Biography	Independent

Kathryn Henry has been a member of our board of directors since January 2016. She was a co-founder and early investor in LightBrite and served as its CEO from 2022 to 2023. From 2015 to 2022, she provided strategic consulting to retail and technology firms. Ms. Henry previously served as chief information officer, logistics & distribution of lululemon from 2010 to 2014 and held executive roles at Gap, Inc. Levi Strauss & Co. She currently serves on the board of directors of Prenetics Global Limited.

Director since 2016
59 years old

Committees
Audit
PCCC

Key Qualifications	Favorite lululemon products
Strong technology and retail experience, with valuable insight into lululemon's business and operations.	Beyond Feel Trail Running Shoe
Down For It All Vest

Teri List, Director
Biography	Independent

Teri List has been a member of our board of directors since March 2024. She served as executive vice president and chief financial officer of Gap Inc, from 2017 to June 2020. She previously held chief financial officer roles at DICK’s Sporting Goods and Kraft Food Group, and senior financial roles at Procter & Gamble. Ms. List began her career at Deloitte LLP. She currently serves on the boards of directors of Danaher Corporation, Microsoft Corporation, and Visa Inc., and previously served on the boards of directors of Double Verify and Oscar Health, Inc. Ms. List has a B.S. in accounting and an honorary doctorate from Northern Michigan University and is a certified public accountant.
Director since 2024
62 years old

Committees
Audit (Chair, Financial expert)

Favorite lululemon products
Align High-Rise Pant
Softstreme High-Rise Pant
Key Qualifications
Extensive financial leadership in global consumer and retail businesses, with board experience across technology and consumer sectors.

Alison Loehnis, Director
Biography	Independent

Alison Loehnis has been a member of our board of directors since January 2022. She is currently ad-interim CEO and president of Yoox Net-a-Porter (YNAP). Since joining YNAP in 2007, she held multiple leadership roles and was instrumental in launching TheOutnet.com and MrPorter.com. She previously worked at LVMH, Hachette Filipacchi, The Walt Disney Company, and began her career at Saatchi & Saatchi. Ms. Loehnis holds a degree in Art History from Brown University.
Director since 2022
54 years old

Committees
PCCC

Favorite lululemon products
Key Qualifications	Glow-Up Super High Rise Tights
Strong background in brand marketing, global e-commerce, and international retail leadership.	Steady State Pullover Hoodie

Isabel Mahe, Director
	Biography	Independent

Isabel Mahe has been a member of our board of directors since November 2022. She is vice president and managing director of Greater China at Apple Inc., where she previously served as vice president of Wireless Technologies. Ms. Mahe also held leadership roles at Palm and other technology companies. She served on the board of directors of Starbucks from 2019 to 2023 and was named to Fortune’s 50 Most Powerful Women list in 2021 and 2022. Ms. Mahe holds a B.A.Sc. and M.Eng. from Simon Fraser University and an M.B.A. from the University of California, Berkeley.
Director since 2022
51 years old

Committees
CRSG
PCCC

Favorite lululemon products
	Key Qualifications	Align High Rise Pants
	Track record of innovation and leadership in global markets, with deep experience in product and technology strategy.	Scuba Mid-Rise Wide-Leg Pant

Jon McNeill, Director
Biography	Independent

Jon McNeill has been a member of our board of directors since April 2016. He is chief executive officer of DVx Ventures and was previously chief operating officer of Lyft, Inc. and president of Tesla Motors Inc. He also served as chief executive officer of Enservio, Inc., and founded multiple businesses, including TruMotion, Sterling, First Notice Systems and Trek Bicycles Stores, Inc. He began his career at Bain & Company and currently serves on the board of directors of General Motors. Mr. McNeill is a graduate of Northwestern University.
Director since 2016
57 years old

Committees
CRSG

Favorite lululemon products
License to Train Shorts
Key Qualifications	Soft Jersey Pullover Hoodie
Entrepreneurial and operational leadership across technology and consumer businesses, with deep innovation experience.

Emily White, Director
	Biography	Independent

Emily White has been a member of our board of directors since November 2011. She is president of Anthos Capital. Previously, she was chief operating officer at Snap, Inc, and held leadership roles at Facebook and Instagram from 2010 to 2013. From 2001 to 2010, Ms. White worked at Google in several executive roles. She currently serves on the boards of directors of Olaplex Holdings Inc., Guayaki Sustainable Rainforest Products, Inc., and Gretel.ai, and previously served on the boards of directors of Graco, Inc., the National Center for Women in I.T., and X-Prize. She holds a B.A. in Art History from Vanderbilt University.
Director since 2011
46 years old

Committees
PCCC (Chair)
CRSG

Favorite lululemon products
Fast & Free High Rise Thermal Tight
Key Qualifications
	Experienced technology executive and investor with extensive experience in digital platforms, consumer engagement, and emerging technologies.	Wunder Puff Cropped Vest

PROPOSAL NO. 1
ELECTION OF DIRECTORS
We have a classified board of directors currently consisting of 11 members, divided into three classes:
•Class I directors, whose terms expire at the 2026 annual meeting
•Class II directors, whose terms expire at the 2027 annual meeting
•Class III directors, whose terms expire at the 2025 annual meeting
Michael Casey has informed us of his decision to resign as a director, effective June 12, 2025. Following his resignation, the board of directors is expected to reduce its size from eleven to ten members.
Director Nominees for Election at the 2025 Annual Meeting
The corporate responsibility, sustainability and governance committee of our board of directors has evaluated the Class III directors whose terms expire at the 2025 annual meeting, in accordance with the criteria outlined in our "guidelines for evaluating director candidates."

Following this evaluation, the board of directors has nominated the three individuals listed in the opposite table for re-election as Class III directors. If elected, each nominee will serve a three-year term expiring at the 2028 annual meeting, and until their successors are duly elected and qualified, or until earlier resignation or removal.
The board of directors has no reason to believe that any nominee will be unable to serve as a director. If any nominee is unavailable, proxies may be voted in favour of a substitute nominee selected by the board of directors. There are no family relationships among any of the directors or executive officers.

Name	Age(1)	Director Since
Class III directors (whose terms would expire at the 2028 annual meeting)
Kathryn Henry	59	2016
Alison Loehnis	54	2022
Jon McNeill	57	2016
(1) Age as of April 29, 2025.
Vote Required and Board Recommendation
To be elected, a nominee must receive more votes “for” than “against” their election. If an incumbent director fails to receive a majority of the votes cast, the board of directors will, within 90 days of certification of the vote, determine whether to accept the director's resignation. Abstentions and broker non-votes will have no effect on the outcome.
The board of directors unanimously recommends a vote "FOR" the election of each Class III director nominee.

CORPORATE GOVERNANCE
lululemon's Board of Directors
Our Board of Directors
The following table states the name, principal occupation, age, tenure, and committees of each of our current directors (including the nominees to be elected at this meeting), and the period during which each has served as a director of lululemon.

Name	Occupation	Age(1)	Director Since	Tenure (Years)	Independent	Audit Committee	Corporate Responsibility, Sustainability & Governance Committee	People, Culture & Compensation Committee
Class I directors (whose terms expire at the 2026 annual meeting)(2)
Michael Casey	Retired Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Starbucks Corporation	79	2007	18	●	●		●
David Mussafer Lead Director	Chairman and Managing Partner of Advent International, L.P.	61	2014	11	●		Chair
Shane Grant	Group Deputy CEO, CEO Americas and EVP Dairy, Plant Based and Global Sales of Danone	50	2023	1	●	●
Teri List	Retired Executive Vice President and Chief Financial Officer of Gap, Inc.	62	2024	1	●	Chair
Class II directors (whose terms expire at the 2027 annual meeting)
Isabel Mahe	Vice President and Managing Director of Greater China at Apple Inc.	51	2022	2	●		●	●
Calvin McDonald	Chief Executive Officer of lululemon athletica inc.	53	2018	7
Martha Morfitt Chair	Principal of River Rock Partners Inc.	67	2008	17	●	●
Emily White	President of Anthos Capital	46	2011	14	●		●	Chair

Name	Occupation	Age(1)	Director Since	Tenure (Years)	Independent	Audit Committee	Corporate Responsibility, Sustainability & Governance Committee	People, Culture & Compensation Committee
Class III directors (whose terms expire and are nominees for re-election at the 2025 annual meeting)
Kathryn Henry	Co-Founder and Advisor of LightBrite	59	2016	9	●	●		●
Alison Loehnis	Ad-interim CEO and President of Yoox Net-a-Porter	54	2022	3	●			●
Jon McNeill	Chief Executive Officer of DVx Ventures	57	2016	9	●		●
(1) Age is as of April 29, 2025.
(2) Following Mr. Casey’s resignation, which will be effective June 12, 2025, Class I is expected to be comprised of three directors.

Director Skills & Experience
Our directors bring a broad mix of skills, experiences, and perspectives that we believe contribute to the effective oversight of business and support long-term shareholder value. The qualifications listed below reflect the competencies we consider important to oversee the company’s strategy, operations, and risk management. This summary is not intended to capture all of the individual contributions of each director. Additional information about each director’s background and experience is included in their biography beginning on page 16 of this proxy statement.

		Michael Casey	Shane Grant	Kathryn Henry	Teri List	Alison Loehnis	Isabel Mahe	Jon McNeill	Martha Morfitt	David Mussafer	Emily White
Skills & Qualifications*	Senior Leadership	●	●	●	●	●	●	●	●	●	●
	International Markets	●	●		●	●	●	●	●	●
	Finance/Accounting	●	●		●			●	●	●	●
	Retail Industry	●	●	●	●	●	●	●	●
	Technology			●	●	●	●	●			●
	HR & Talent	●		●					●	●	●
	Environmental, Social & Governance (ESG)	●	●				●	●	●	●

*Skills and Qualifications Definitions
Senior Leadership
CEO or executive management experience at a publicly-traded or private company, or other large complex organization with leadership qualifications and skills to help our board advise, support, and oversee our management team across a range of governance, strategic, operational and financial matters.

International Markets
Experience in an organization that operates internationally, with an understanding of diverse business environments, economic conditions, cultures and regulatory frameworks, and a broad perspective on global market opportunities.

Finance/Accounting
Significant experience in positions requiring financial knowledge and analysis, including in accounting, corporate finance, treasury functions and risk management from a financial perspective. This may include those who have experience as an operating executive with responsibility for all or a portion of a company’s financial reporting, in the financial sector or private equity or have an educational background or training in accounting or finance.

Retail Industry
Experience in the retail or consumer product industry and an understanding of factors affecting our industry, operations, business needs and strategic goals, including specific experience overseeing product design or merchandising, or developing strategies for real estate, store operations and logistics.

Technology
Experience in technology-related business, technological functions or experience implementing innovative technological business strategies, as well as an understanding of emerging technology trends to help the Board oversee cybersecurity and advise our management team on enhancing our guest experience and our omni-channel approach to e-commerce.

HR & Talent Experience overseeing executive compensation, succession planning, as well as employee engagement and talent management.
Environmental, Social & Governance (ESG)
Experience developing or overseeing ESG-related programs, including environmental management, sustainability initiatives, workplace health and safety, social impact or responsibility programs, and corporate governance matters. Governance experience may include service on public company boards or holding executive roles at public companies (excluding service at lululemon).

Independence of the Board
Under applicable U.S. federal securities laws and Nasdaq listing standards, the board of directors is required to evaluate the independence of each of its members. In making this determination, the board of directors considers the definitions and criteria for director independence provided in the Nasdaq listing standards, as well as other relevant factors that may affect a director's ability to exercise objective judgment.
The board of directors, with input from the corporate responsibility, sustainability and governance committee, reviewed information provided by each director, including any relationships or arrangements that could bear on a director’s independence. This included any agreements or understandings under which a director was selected and other relevant facts and circumstances.
Following this review, the board of directors determined that the following directors are "independent" under the Nasdaq listing standards:

Michael Casey	Shane Grant	Kathryn Henry	Teri List
Alison Loehnis	Isabel Mahe	Jon McNeill	Martha Morfitt
David Mussafer	Emily White
The board of directors determined that Calvin McDonald, our chief executive officer, is not independent due to his current role as an executive officer of the company.
Committees and Meeting Attendance
Our board of directors has three standing committees: the audit committee, the people, culture and compensation committee, and the corporate responsibility, sustainability and governance committee. Each committee operates under a written charter approved by our board of directors. Copies of the committee charters are available on our website at www.lululemon.com. The board of directors may establish additional committees from time to time as it deems appropriate.
In 2024, the board of directors held six meetings. The non-management directors generally meet in executive session without management present in connection with each regularly scheduled board meeting.
Each standing committee held the number of meetings indicated in the corresponding committee summaries below. During 2024, all directors attended at least 75% of the total meetings of our board of directors and the committees on which they served. Directors are expected to attend all board and applicable committee meetings, except under extraordinary circumstances, and to review meeting materials in advance of each meeting.
Directors are also encouraged to attend the annual meeting of shareholders. In 2024, eight of the then serving directors attended the annual meeting.

Audit Committee	The audit committee is appointed by our board of directors to assist it in fulfilling its oversight responsibilities by overseeing the accounting and financial reporting processes of lululemon and the audits of our financial statements as well as overseeing our risk assessment and risk management policies, procedures and practices. The audit committee's primary duties and responsibilities also include:

Members

•Reviewing the financial reports and other financial information of the company for filing with the appropriate governance or regulatory authorities;
•Reviewing the Company's accounting and financial reporting processes generally and the audits of the financial statements of the company;
•Appointing and retaining our independent registered public accounting firm, approving all audit, review, and other services to be provided by our independent registered public accounting firm and determining the compensation to be paid for those services;
•Overseeing the integrity of our financial reporting process and systems of internal controls regarding accounting, finance, legal compliance and ethics;
•Overseeing the qualifications, independence, and performance of our independent registered public accounting firm;
•Overseeing our financial risk assessment and risk management policies, procedures, and practices;
•Overseeing our enterprise risk assessment and management policies, procedures and practices (including regarding those risks related to information security, cyber security, and data protection);
•Reviewing and, if appropriate, approving any related party transactions;
•Reviewing our code of business conduct and ethics applicable to all directors, officers, and employees, and monitoring and approving any modifications or waivers of the code;
•Providing a means for processing complaints and anonymous submissions by employees of concerns regarding accounting or auditing matters;
•Monitoring compliance with legal and regulatory requirements, including developments affecting environmental, social and governance reporting within the financial reporting framework as well as overseeing the reporting and auditing of any mandatory sustainability and climate-related disclosures that require information to be presented on a global consolidated basis; and
•Monitoring compliance with the global code of business conduct and ethics and overseeing the company's corporate compliance program.

Teri List (chair)

Michael Casey

Shane Grant

Kathryn Henry

Martha Morfitt

Meetings in FY2024: 6

Our board of directors has determined that each of the members of the audit committee meet the independence and financial literary requirements for purposes of the Nasdaq listing requirements as they apply to audit committee members. The Board has also determined that Mr. Casey, Ms. Morfitt and Ms. List qualify as "audit committee financial experts" under the rules of the SEC as they apply to audit committee members.

Corporate Responsibility, Sustainability & Governance Committee
The corporate responsibility, sustainability and governance committee is appointed by our board of directors and to assist it in fulfilling its oversight responsibilities related to the corporate governance of the company, including:
Members

•Identifying and recommending qualified nominees for election as directors at each shareholder meeting at which directors are to be elected;
•Identifying and recommending candidates to fill any vacancies on our board of directors or any of its committees;
•Reviewing and making recommendations regarding the size, structure, composition of the committees and the Board and overseeing committee and Board succession planning;
•Reviewing and recommending any changes to the company’s corporate governance framework;
•Overseeing the evaluation of the board of directors and each committee of the board; and
•Reviewing and monitoring progress on the company's significant strategies, policies, programs, practices and public reporting with respect to environmental, social and governance matters, including corporate responsibility, environmental sustainability, human rights, social impact and philanthropy issues and impacts to support sustainability and the responsible growth of the Company's business.

David Mussafer (chair)

Isabel Mahe

Jon McNeill

Emily White

Meetings in FY2024: 6

Our board of directors has determined that each of the members of this committee is "independent" for purposes of the Nasdaq listing standards as they apply to board committees performing the nominating function.

People, Culture & Compensation Committee
The people, culture and compensation committee is appointed by our board of directors to assist it in fulfilling its oversight responsibility by overseeing all significant aspects of our compensation policies and programs, including:
Members

•Reviewing and recommending to our board of directors the compensation and annual performance objectives and goals of our chief executive officer;
•Reviewing and approving the compensation of our executive officers (other than the chief executive officer) and getting overall insight into each named executive officer's performance;
•Reviewing, approving, and administering incentive-based and equity-based compensation plans for our executive officers;
•Evaluating risks and any likely effect of such risks created by our compensation policies and practices;
•Establishing and reviewing policies with respect to management perquisites and special benefits;
•Reviewing reporting on succession planning, talent management, and policies and practices with respect to diversity and inclusion; and
•Reviewing and recommending to our board of directors proposed changes in director compensation and new executive compensation programs.

Emily White (chair)

Michael Casey

Isabel Mahe

Alison Loehnis[1]

Kathryn Henry

Meetings in FY2024: 6

[1] Alison Loehnis was a member of the Audit Committee until December 3, 2024 and was rotated onto the Compensation Committee.
Additional information concerning the people, culture and compensation committee's processes and procedures for the consideration and determination of executive and director compensation (including the role of its independent compensation consultant, WTW) can be found in the Compensation Discussion and Analysis section of this proxy statement under the captions "Role of the People, Culture and Compensation Committee," "Role of the Compensation Consultant," and "Role of People, Culture and Compensation Committee and Chief Executive Officer in Executive Compensation."

Our board of directors has determined that each of the members of this committee is "independent" for purposes of the Nasdaq listing standards as they apply to board committees performing the compensation function.
Compensation Committee Interlocks and Insider Participation
None of the current members of the people, culture and compensation committee, Emily White (chair), Michael Casey, Alison Loehnis and Isabel Mahe has ever served as an officer or employee of lululemon. Kathryn Henry, who also serves on the committee, was previously our chief information officer, logistics & distribution and last held as an executive role in the company in 2014.

None of our executive officers currently serves, or in 2024 served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board of directors or our people, culture and compensation committee.

Director Nominations
The board of directors maintains an evergreen list of potential director candidates and engages in ongoing efforts to build relationships with individuals who may be appropriate for future service. The corporate responsibility, sustainability and governance (CRSG) committee reviews and updates this list regularly to ensure the board continues to reflect an appropriate balance of skills, experience and perspectives aligned with lululemon's evolving business needs.
The CRSG committee considers candidates recommended by directors, officers, employees, shareholders, and others. The committee may also retain a third-party search firm to assist in identifying and evaluating potential nominees. All candidates are evaluated based on qualifications, business and leadership experience, integrity, judgment, and the ability to contribute effectively to board deliberations. Nominees are expected to:
•Be committed to enhancing long-term shareholder value;
•Demonstrate high standards of ethics, integrity, and personal character;
•Possess sound business judgment, and relevant experience;
•Understand our business and the broader industry;
•Commit to regular attendance and active participation in board and committee meetings; and
•Be willing to advise management and contribute meaningfully to strategic discussions.
Evaluations generally involve a review of background materials, interviews, and internal discussions. Once identified, the CRSG committee recommends qualified candidates to the full board for consideration.
When evaluating the re-nomination of an incumbent director, the CRSG committee considers the director’s overall contribution during their term, including meeting attendance, engagement, performance, and any unique skills, experience, or perspectives they bring to the board.
The CRSG committee will consider candidates recommended by shareholders. Recommendations must comply with the procedures outlined in "Shareholder Proposals for the 2026 Annual Meeting of Shareholders" section of this proxy statement and in our bylaws. Each recommendation must include:
•The recommending shareholder's name, address, shareholdings and holding period;
•Verification of beneficial ownership and any derivative interests;
•The candidate's name, biography, business and professional experience (past five years), and director qualifications; and
•Any other information required by our bylaws or "Guidelines for Evaluating Director Candidates," available at www.lululemon.com.
Board Structure and Composition
We have a classified board structure with directors generally serving three-year terms. One class of directors is elected each year at the annual meeting of shareholders. This structure has been in place since lululemon became a publicly company in 2007.
The board of directors believes that a classified structure provides continuity and stability, which enhances long-term strategic oversight and contributes to consistent governance. Longer terms allow directors to develop deeper knowledge of our business, industry dynamics, and strategic goals, which improves oversight and supports long-term shareholder value.
The structure also enhances independence by allowing directors to focus on long-term outcomes rather than annual election cycles. It may help insulate the board of directors from undue influence by special interest groups and provides time to evaluate strategic proposals without the pressure of potential turnover at each annual meeting.
A classified board may also serve as a safeguard during unsolicited takeover attempts by helping ensure any change in control occurs with proper consideration of long-term value. While the structure does not prevent a change in control, it allows the board of directors time to assess proposals and negotiate outcomes that are in the best interest of all shareholders.
The board of directors recognizes that its composition must evolve with lululemon’s business. It regularly evaluates its composition and tenure to ensure a balance between continuity and fresh perspectives. As of the date of this proxy statement, the average tenure of our independent directors is approximately 8.7 years, with a mix of newer and longer-serving members. In evaluating board composition and refreshment, the board considers a range of factors, including tenure, skills, experience, and background. While selections are based on the qualifications of each individual director, the board values the varied perspectives that come from a mix of personal and professional experiences. As of the date of this proxy statement, 60% of our independent directors are women, and 20% identify as members of an underrepresented community.
Board Leadership Structure
The board of directors believes that its primary responsibility is to represent shareholders interests through effective, independent oversight of management. It also recognizes that the optimal leadership structure may vary depending on lululemon’s needs at a given time.
Currently, the roles of board chair and chief executive officer are held by separate individuals. The board of directors determined that this structure best supports effective oversight and strategic leadership for lululemon at this time. The board of directors retains the flexibility to evaluate and adjust the leadership structure as circumstances warrant.
Board and Committee Evaluations
The board of directors and each of its committees conduct annual self-evaluations, coordinated by the CRSG committee. Directors assess the performance of the board of directors and the committees on which they serve. These assessments may include individual and peer evaluations and are designed to identify opportunities to enhance board effectiveness. The results are reported to and discussed by the board and each relevant committee. Directors may also have one-on-one conversations, with the board chair, to obtain additional feedback on board performance and individual directors’ contributions. Through this process, a director may not be nominated for re-election to the board unless it is affirmatively determined that he or she is substantially contributing to the overall effectiveness of the board.
Our evaluation process is designed to gather feedback on the structure, composition, and effectiveness of the board and its committees as well as individual directors. The results help sharpen focus on key priorities, succession planning, and recruitment efforts.
Succession Planning
The people, culture and compensation committee (PCCC) oversees management succession planning, including CEO succession, which is reviewed annually with the full board. The CRSG committee is responsible for board succession planning and makes recommendations regarding board composition and director rotation. As part of this process, on December 3, 2024, Alison Loehnis transitioned from the audit committee to the PCCC, and on March 26, 2025, Teri List was appointed chair of the audit committee.
Limits on Director Outside Activities
We expect directors to devote sufficient time to fulfill their responsibilities effectively. Directors must avoid conflicts of interest and should not take on outside obligations that may interfere with their service.
•Directors who are current CEOs or hold equivalent executive roles at public companies should serve on no more than two additional public company boards.
•Non-executive directors should serve on no more than four additional public company boards.
Directors are expected to notify the board chair (and the chair of the CRSG committee, if the director in question is the board chair) before accepting a new public company board appointment.

Shareholder Engagement
We value ongoing dialogue with our shareholders and consider their feedback an important component of our governance and decision-making processes.
Throughout the year, we seek to regularly engage with shareholders to discuss a range of topics, such as strategy, performance, corporate governance, executive compensation, and environmental and social matters. In fiscal 2024, we engaged on governance, environmental and social topics with a cross-section of shareholders owning approximately 28% of our outstanding shares. In many of these engagement sessions, the board chair was also present to directly engage with shareholders and respond to questions. In addition, throughout the year, our investor relations team typically engages with shareholders as part of its regular financial-related outreach with our CEO and CFO and other members of our executive management team as appropriate. This includes investor call meetings, investor conferences and other events.
Engaging directly with our shareholders allows us to gain a deeper understanding of their priorities, perspectives, and concerns. We believe this interaction allows us to explain our initiatives and practices while clarifying the relevance of specific matters in light of our operations and existing practices. We carefully consider the feedback we receive and regularly share these insights with our board as we continue to review and refine our practices and disclosures.
Communications with Directors
Shareholders and other interested parties may communicate with the board of directors, a board committee, or an individual director by contacting:
Corporate Secretary
c/o lululemon athletica inc.
1818 Cornwall Avenue
Vancouver, British Columbia
Canada V6J 1C7
Email: investors@lululemon.com
The company secretary reviews all correspondences and forwards it as appropriate to the intended recipients based on the subject matter.
Code of Business Conduct and Ethics
We have adopted a code of business conduct and ethics that applies to all directors, officers, and employees. The code is available on our website at www.lululemon.com. Any substantive amendments or waivers for executive officers or directors will be disclosed on our website, as required by Nasdaq rules or other legal requirements.
Say-on-Pay Advisory Vote on Executive Compensation
At the 2024 annual meeting, approximately 93% of votes cast supported the compensation of our named executive officers. The PCCC considered this outcome, along with other relevant factors, in its review of our executive compensation program.
While no changes were made to our compensation as a direct result of the vote, the committee continues to evaluate program design to ensure it supports our business strategy and aligns with shareholder interests.
Advisory Vote on the Frequency of Say-on-Pay Votes
At the 2023 annual meeting, shareholders expressed a preference for holding an advisory vote on executive compensation annually. In light of this outcome and other relevant factors, the board of directors determined that we will continue to hold the advisory say-on-pay vote every year.
In accordance with SEC rules, we will conduct the next advisory vote on the frequency of say-on-pay votes no later than the 2029 annual meeting.
Risk Oversight
Our board of directors plays an active role in overseeing our risk management program, which is designed to identify, assess, monitor, and mitigate the various risks that may affect our operations, performance, and long-term strategic goals. We recognize that thoughtful risk oversight is fundamental to protecting shareholder value and building long-term resilience in a dynamic and complex business environment.
While the day-to-day management of risk is the responsibility of our management team, the board of directors maintains ultimate oversight responsibility. Oversight of specific risk categories is delegated to the board’s standing committees, each of which reports regularly to the full board of directors and works closely with management to monitor risk exposures and mitigation efforts.
Role of the Board of Directors
Our board of directors oversees our overall risk profile and monitors how key risks are managed in alignment with our strategic priorities. The board regularly reviews reports and presentations from management covering a broad range of business risks, including:
•Strategic and operational risks
•Brand and reputational risks
•Regulatory and compliance developments
•Business continuity and crisis management
•Geopolitical and macroeconomic developments
•Cybersecurity, data privacy, and technology risk
•Environmental, social and governance ("ESG") risk
These reviews help our board assess whether our enterprise risk management framework is appropriately structured and implemented to support long-term business goals.
Committee-Level Oversight
The board has delegated specific risk oversight responsibilities to each of its three standing committees, enabling a more detailed focus on key risk areas:
Audit Committee
The audit committee is responsible for overseeing our enterprise risk management policies and practices. Its duties include:
•Monitoring financial reporting and internal control risks
•Overseeing compliance with legal and regulatory requirements, including any ESG reporting within the financial reporting framework
•Reviewing internal audit reports and risk assessments
•Engaging with external auditors on audit-related risks
•Overseeing risks related to cybersecurity, data privacy, and technology infrastructure
The audit committee also receives regular updates from our chief financial officer, head of internal audit, chief legal and compliance officer, and other members of senior management on risk-related topics. The committee reports regularly to the board of directors on its discussions and findings.
Cybersecurity Subcommittee
Cybersecurity and information security risk oversight is supported by a dedicated cybersecurity subcommittee of the audit committee.
This subcommittee includes members of senior management and select directors with experience in technology and cybersecurity.
Our chief information officer and chief information security officer provide reports to the audit committee at least quarterly. The board of directors receives periodic reports regarding the activities of the cybersecurity sub-committee.
People, Culture and Compensation Committee
The people, culture and compensation committee monitors risks associated with our executive compensation program, talent strategy, and human capital management. The committee:
•Reviews compensation design to ensure it does not encourage excessive risk-taking
•Oversees succession planning and talent development for key leadership roles
•Reviews regulatory and reputational risks related to compensation and workforce management
The committee also receives input from its independent compensation consultant and meets regularly with management to evaluate the alignment of pay with performance and risk tolerance.
Corporate Responsibility, Sustainability and Governance Committee
The CRSG committee oversees risks related to our corporate governance practices and our sustainability and social strategy. The committee:
•Oversee strategies, policies, programs and public reporting relating to ESG matters

•Monitors risks related to stakeholder expectations and emerging regulatory frameworks
•Advises the board on corporate governance trends and practices
The committee works closely with management to evaluate the integration of sustainability into our overall business strategy and risk management.
Enterprise Risk Management (ERM) Program
We maintain a company-wide enterprise risk management program led by senior leaders and coordinated by cross-functional teams. This program identifies, monitors, and addresses risks across all areas of our business. Key components include:
•Regulator risk assessments by function and business unit
•Identification of top enterprise risks and mitigation plans
•Ongoing monitoring and risk trend analysis
•Integration with strategy and operational planning processes
The results of these assessments are shared regularly with the board of directors and its committees to inform governance decisions and to help ensure accountability.
Insider Trading Policy
We maintain an insider trading policy that applies to all of our directors, officers, employees, contractors, and consultants. The policy is designed to ensure compliance with applicable securities laws and to protect the integrity of trading in our securities.
The policy prohibits the purchase or sale of our securities while in possession of material non-public information, as well as during blackout periods that apply around earnings releases and other significant corporate events. Directors, executive officers, and other designated individuals are subject to pre-clearance procedures and may only transact in our securities during open trading windows or under a Rule 10b5-1 trading plan adopted in accordance with the policy and applicable SEC rules.
Our policy also generally prohibits all forms of speculative trading in our securities, including short sales, derivative transactions, hedging, and pledging our securities as collateral.

Our chief legal and compliance officer administers the policy and provides training and guidance designed to enhance company-wide compliance. A copy of our insider trading policy is included as an exhibit to our Annual Report on Form 10-K and is available on the SEC’s EDGAR website.
It is also the policy of the company to comply with all applicable securities laws when transacting in its own securities.

DIRECTOR COMPENSATION
Director Compensation Philosophy
Our people, culture and compensation committee considers the specific duties and responsibilities for our non-employee director compensation program. We believe an offering of both cash and equity grants is best to attract and retain qualified candidates and aligns our directors' interest with our shareholders. In setting our director compensation, the people, culture, and compensation committee annually reviews our pay in an effort to ensure we remain competitive, and consults with its independent compensation advisor, Willis Towers Watson Public Limited Company (WTW), for recommendations and market practice.
Director Compensation Design
For 2024, directors who served on the board of directors received cash retainers as appropriate to position and services performed. Furthermore, each non-employee director receives an annual grant of restricted stock awards under our 2023 equity incentive plan. These annual awards are generally granted after the annual meeting of shareholders each year if the director continues to be a member of our board of directors. For 2024, directors who served on the board of directors for the full fiscal year received an award of restricted stock having a fair value at the time of grant equal to approximately $160,000, subject to one year vesting. Non-employee directors who join our board of directors other than in connection with an annual meeting generally receive these awards on a pro-rata basis.

Fiscal 2024 Director Compensation
The following table shows the amount of compensation we paid to each of our non-employee directors for fiscal 2024 for serving on our board of directors:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Martha Morfitt	274,148	159,439	433,587
David Mussafer	179,148	159,439	338,587
Michael Casey	156,648	159,439	316,087
Shane Grant	114,148	165,054	279,202
Kathryn Henry	126,648	159,439	286,087
Teri List(2)	82,188	142,901	225,089
Alison Loehnis	114,148	159,439	273,587
Isabel Mahe	121,648	159,439	281,087
Jon McNeill	114,148	159,439	273,587
Emily White	151,223	159,439	310,662
(1)The amounts in this column represent the expense we recognized in fiscal 2024 in accordance with FASB ASC Topic 718. See the notes to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended February 2, 2025 for a discussion of all assumptions made by us in determining the FASB ASC Topic 718 values of our equity awards.
(2)Ms. List joined the board of directors effective March 15, 2024.

Director Compensation
Following a review of the non-employee director compensation program, the board of directors determined not to make any changes for fiscal 2025.

Fees ($)
Base Annual Cash Retainer
All Non-Employee Directors	100,000
Additional Retainers
Chair	160,000
Lead Director	50,000
Audit Committee Chair	30,000
People, Culture and Compensation Committee Chair	30,000
Corporate Responsibility, Sustainability and Governance Committee Chair	20,000
Audit Committee Member	15,000
People, Culture and Compensation Committee Member	12,500
Corporate Responsibility, Sustainability and Governance Committee Member	10,000
Sub-committees - additional compensation may be provided
Equity Grant
All Non-Employee Directors	160,000

Director Stock Ownership Guidelines
We have adopted stock ownership guidelines for our directors as follows:

Position	Minimum Ownership Guidelines (Dollar Value of Shares)
Non-Employee Director	5 x Base Annual Cash Retainer
(1) The base annual cash retainer does not include the amount of any additional retainers.

Our non-employee directors are expected to comply with the stock ownership guidelines within five years after their date of appointment or election to the board of directors.

PROPOSAL NO. 2
RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee of our board of directors has selected PricewaterhouseCoopers LLP (PwC) as our independent registered public accounting firm to audit lululemon's consolidated financial statements for the fiscal year ending February 1, 2026. PwC has served in this capacity since its appointment in fiscal 2006. A representative of PwC is expected to attend the annual meeting, with the opportunity to make a statement if desired and to respond to appropriate questions.
Shareholder ratification of PwC's selection is not required by our bylaws or otherwise. However, as a matter of good corporate governance, the board of directors is submitting the selection to shareholders for ratification. If shareholders do not ratify the selection, the audit committee will reconsider whether to retain PwC. Regardless of the outcome, the audit committee retains discretion to appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of lululemon and our shareholders.
Fees for Professional Services
The audit committee's policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm, including audit, audit-related, tax, and other services. Pre-approval is generally granted for up to one year and is specific to the service or category of services. The independent registered public accounting firm and management are required to periodically report to the audit committee on the scope of services provided in accordance with this pre-approval.
The audit committee chair is also authorized to pre-approve additional services on a case-by-case basis, and such approvals are communicated to the full audit committee at its next meeting.
None of the audit-related fees, tax fees, or other fees described below were approved pursuant to the waiver of pre-approval provisions under applicable SEC rules.
The following table shows the aggregate fees billed or expected to be billed to lululemon by PwC for 2024 and 2023:

Fees	Fiscal 2024	Fiscal 2023
Audit Fees(1)	$2,840,194	$2,378,558
Audit-Related Fees(2)	219,669	170,201
Tax Fees(3)	—	—
All Other Fees(4)	50,221	17,851
(1)Audit fees consist of fees for professional services rendered for the audit of our consolidated annual financial statements and review of the interim consolidated financial statements included in our quarterly reports and services that are normally provided by PwC in connection with statutory and regulatory filings or engagements, including consent procedures in connection with public filings.
(2)Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under audit fees.
(3)Tax fees consist of fees for professional services rendered for tax compliance and tax advice.
(4)All other fees consist of fees for products and services other than the services reported above.

Vote Required and Board Recommendation
If a quorum is present, the selection of our independent registered public accounting firm will be ratified if the votes cast for this proposal exceed the votes cast against it at the annual meeting. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
The board of directors unanimously recommends a vote "FOR" the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending February 1, 2026.

REPORT OF THE AUDIT COMMITTEE
The audit committee oversees lululemon's financial reporting process on behalf of our board of directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. Our independent registered public accounting firm is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles. The audit committee also evaluates lululemon's policies, procedures and practices with respect to enterprise risk assessment and risk management (including those risks related to information security, cyber security, and data protection), including discussions with management about material risk exposures and steps being taken to monitor, control, and report such risks.
The audit committee consists of five directors, each of whom, in the judgment of our board of directors, is an "independent director" for purposes of the Nasdaq listing standards as they apply to audit committee members. The audit committee acts pursuant to a written charter that has been adopted by our board of directors. A copy of this charter is available on our website at www.lululemon.com.
The audit committee has reviewed and discussed the audited financial statements with management. The audit committee has discussed and reviewed with our independent registered public accounting firm all matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board, or PCAOB, and the Securities and Exchange Commission. The audit committee has met with our independent registered public accounting firm, with and without management present, to discuss the overall scope of its audit, the results of its examinations, and the overall quality of lululemon's financial reporting.
The audit committee has received from our independent registered public accounting firm a formal written statement describing all relationships between the firm and lululemon that might bear on the auditors' independence, as required by the applicable requirements of the PCAOB, and has discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence.
Based on the review and discussions referred to above, the audit committee recommended to our board of directors that lululemon's audited financial statements be included in lululemon's Annual Report on Form 10-K for the fiscal year ended February 2, 2025.

AUDIT COMMITTEE

Teri List (chair)
Michael Casey
Shane Grant
Kathryn Henry
Martha Morfitt

PROPOSAL NO. 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are required to submit a proposal to shareholders for a non-binding advisory vote to approve the compensation of our named executive officers under Section 14A of the Securities Exchange Act of 1934. This proposal, commonly known as a "say-on-pay" proposal, gives our shareholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the compensation principles, policies and practices described in this proxy statement. Accordingly, the following resolution is submitted for shareholder vote at the annual meeting:
•The compensation of the named executive officers, as disclosed in this proxy statement (including the compensation discussion and analysis, the compensation tables, and the narrative disclosure that accompanies the compensation tables), is hereby approved, on an advisory basis.
Vote Required and Board Recommendation
If a quorum is present, the compensation of our named executive officers will be approved, on an advisory basis, if the votes cast for this proposal exceed the votes cast against this proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
The board of directors unanimously recommends a vote "FOR" the approval, on an advisory basis, of the compensation of our named executive officers.

Executive Compensation
2024 Executive Compensation Summary

The compensation discussion and analysis describes our executive compensation philosophy, practices, design, policies and related corporate governance for 2024 (and certain elements of 2025).	2024 Named Executive Officers

A key factor in our success and culture of fostering collaboration and innovation is our people. We believe in motivating and retaining talented and exceptional leadership, which helps us achieve our results. The people, culture and compensation committee believes that our programs support progress towards our short-term and long-term strategic plans through a variety of compensation vehicles. Our pay policies and practices are designed to align with shareholder interests and market practice, while reflecting leaders' important contributions to our company. We believe this helps demonstrate our approach to executive compensation, including how our programs are linked to financial performance and contribute to lululemon's culture.
Calvin McDonald Chief Executive Officer

Meghan Frank Chief Financial Officer

Compensation practices and design are reviewed annually and each executive's compensation levels are benchmarked within a reasonable range of our peer group.
•Over 93% of the votes cast supported our Say-on-Pay advisory vote at the 2024 Annual Meeting.
•The annual cash bonus awards for 2024 were determined based on operating income and net revenue, with each metric weighted equally at 50%. The final bonus outcome of 80.9% of target reflects the combined performance against these two metrics.
•The 2022 performance-based restricted stock units (PSU) award is based on performance against our three-year compound annual growth rate (CAGR) of the 2021 operating income as the starting baseline. The final PSU payout of 200% reflects a 22.2% CAGR which is above our maximum goal of a 15% CAGR.
Celeste Burgoyne President, Americas and Global Guest Innovation

Nicole Neuburger Chief Brand & Product Activation Officer

André Maestrini Executive Vice President, International

Michelle Choe Former Chief Product Officer

Compensation Discussion and Analysis

Compensation Philosophy
We are committed to a compensation strategy that supports our values and rewards exceptional performance. Our executive compensation policies are based on the principles that compensation should be reflective of our financial performance (pay-for-performance), aligned with shareholders, and significantly tied to value creation through equity-based long-term incentives.
In Practice
The committee seeks to set total compensation at competitive levels to attract, motivate, and retain highly qualified executives who contribute to our success and are aligned with our culture. In assessing overall compensation, the committee generally considers the factors outlined in the accompanying chart.
As a company headquartered in Canada that recruits our executives globally, we have developed compensation practices we believe are necessary for talent attraction and retention. All our named executive officers' compensation is denominated in U.S. dollars, and we offer select tax and relocation assistance.

Compensation Design
The elements of our executive compensation package are designed to link to our business strategy and pay-for-performance philosophy. We have designed our pay practices to enable us to recruit our executives globally, and to attract and retain leaders who drive our vision. To support our strategy, our executive compensation packages generally target between market median and the 75th percentile, and we offer limited standard retirement and benefit plans.
Executive Compensation Design
Our 2024 executive compensation program consisted of the following elements intended to provide a competitive mix of short and long-term incentives to our executive officers.

Element	Purpose	How it Works	Link to Business Strategies
Base Salary	Provides base level of earnings throughout the year. It considers multiple factors including responsibilities, experience, external market, and historical performance.	Payable in arrears subject to deductions required by law or authorized by the executive.
Competitive base salary levels support attracting and retaining executive talent. Base salaries are generally targeted near the market median of base salaries of similarly situated executives at peer group companies.

Bonus	Rewards the achievement of annual financial and strategic goals.	Generally awarded in the form of annual cash performance bonus awards and payable based on the achievement of corporate performance goals established by the people, culture and compensation committee.	Performance metrics and incentive targets are set during the first part of the fiscal year and align with our financial goals. Performance metrics typically include operating income and net revenue.
Long-term Incentive Awards	Rewards the achievement of our long-term performance goals and aligns the incentives of our executives with the interests of our shareholders.	Generally awarded in three equity vehicles: (1) Stock options; (2) Performance-based Restricted Stock Units (PSUs); and (3) Restricted stock units (RSUs).
Stock options and RSUs provide incentives for long-term shareholder value creation and support long-term retention.

PSUs are designed for our executives to deliver on long-term financial performance metrics we believe are drivers of shareholder value creation.

All our equity programs are designed to encourage equity ownership for our executives to align their interest with shareholders. The ultimate value received by the executive officers is also linked to the performance of our share price.

In developing our executive compensation programs, we follow these guidelines to support our compensation philosophy and governance practices:

What we do		What we don't do
✓	Align executive compensation with shareholder interests through short and long-term incentives which are linked to our financial performance	x	Permit hedging or pledging of company stock
✓	Conduct annual reviews of compensation programs and practices	x	Provide excessive benefits or perquisites
✓	Set challenging performance goals for our annual bonus and PSUs	x	Reprice stock options
✓	Retain an independent compensation consultant	x	Provide single-trigger severance or permit golden parachute tax gross-ups following a change in control
✓	Maintain meaningful and market-competitive stock ownership guidelines for the chief executive officer, executive officers, and non-employee directors	x	Grant stock options at a discount to market price
✓	Include double-trigger change in control provisions in equity awards	x	Enter into employment agreements with multi-year terms
✓	Consider relevant market practices when establishing compensation
✓	Assess and mitigate undue risk in compensation programs
✓	Include clawback provisions in our cash and equity incentive plans

Role of the People, Culture and Compensation Committee

As referenced in our Corporate Governance section, the committee evaluates the pay of our executive officers with the goal of setting compensation opportunities at levels comparable with executives in peer companies of similar industry, size and scope of operations.

Executive Compensation Program		Setting Executive Compensation Levels

The committee is responsible for overseeing the following components of the executive compensation program:		When determining the compensation levels for our executive officers, the committee typically considers one or more of the following factors:

Goals & Objectives	Approve goals to determine the actual compensation and other benefits.	Individual Performance	The evaluation, experience, responsibilities and potential of each individual.

Programs	Evaluate our compensation design, policies and practices to determine achievement of intended purposes.	Evaluation	The chief executive officer's evaluation with respect to the other executive officers.

Risks	Determine if our programs encourage excessive or inappropriate risk-taking.	Peers	Similarly situated executives at other comparable companies.

Administration	Establish and review policies for the administration of our compensation programs.	Company Performance	The company's absolute and relative performance and achievement of strategic and financial goals.

Talent	Oversee executive officer talent and succession planning.	Independent Compensation Consultant	The advice of consultants for external expertise.

Role of the Compensation Consultant
Our independent consultant
The committee has engaged WTW as its independent consultant for executive officer and director compensation matters and other topics under the committee's purview. WTW reports directly to the committee, reviews certain materials, attends meetings as requested, provides market data and recommendations, advises on evolving trends and best practices in compensation and committee governance, evaluates policies and practices, conducts pay equity studies and reviews the compensation discussion and analysis disclosure in our proxy statement.
During 2024, management also engaged WTW for consulting services regarding survey data, research products, and international compensation plans and policies. The WTW team members engaged by management for these other services were different from those engaged by the committee. The total fees for these additional services were less than $120,000.
Determination of independence
The committee reviewed its relationship with WTW when assessing whether the engagement raised any conflict of interest. Factors the committee considered included the six required factors under SEC and Nasdaq rules regarding committee advisor independence, which include (1) other services provided by the advisor's firm, (2) fees as a percentage of firm revenue, (3) any policies and procedures maintained by the advisory firm to prevent or mitigate potential conflicts of interest, (4) any business or personal relationship of the compensation advisor with a member of the committee, (5) any company stock owned by the compensation advisor, and (6) any business or personal relationship of the compensation advisor or the firm employing the advisor with an executive officer of lululemon. The committee believes that WTW has been independent during its service for the committee.
Role of People, Culture and Compensation Committee and Chief Executive Officer in Executive Compensation
The committee reviews and recommends to the board of directors the compensation and other terms of employment of our chief executive officer and evaluates the chief executive officer’s performance considering relevant corporate performance goals and objectives.
The chief executive officer provides a performance assessment and compensation recommendation for the other executive officers to the committee. The committee generally considers this feedback when it evaluates and approves each of the executive officer's (other than the chief executive officer's) compensation, including the executive's achievement of objectives, contributions to financial performance, and leadership accomplishments.
The chief executive officer does not participate in or otherwise influence recommendations regarding the chief executive officer’s own compensation.

2024 Compensation

Other Named Executive Officers (average)

Bonus
13%
PSUs
34%
RSUs
14%
Base Salary
18%
Stock Options
21%

At-Risk Performance Based Pay – 82%

We align our executives' pay with performance, resulting in a substantial portion of executive pay being at-risk and tied to objective performance goals, including our annual bonus awards, and long-term incentives. The primary focus of our executive compensation is to drive long-term performance and value for our shareholders.

The charts shown opposite illustrate our executive officers' 2024 total compensation (i.e., for those who worked the full fiscal year). A significant portion of the total incentive compensation for each of our executives is directly related to our financial performance results and other performance factors designed to measure our progress against our strategic plans.

Peer Group	2024 Peer Group
Annually, the committee reviews and updates the peer group used for benchmarking executive compensation to help ensure our pay practices remain competitive within the most relevant market. In selecting peers, the committee considers:
•Companies of comparable size based on revenue, operating income, and market capitalization; and
•Companies that compete with us for leadership talent.
The committee with the support from WTW reviewed and approved the peer group used to benchmark executive compensation for 2024, ensuring that it remained relevant to our business strategy, industry and growth profile.

For 2025, the committee approved an updated peer group, replacing some companies with others more closely aligned with our size, business alignment or other factors. While no single company or set of companies is directly comparable to lululemon, the peer group is designed to reflect our high growth profile and strong consumer brand orientation, with a continued emphasis on the retail industry. The 2025 updates continue to align with these objectives.
	Adidas AG	Puma SE
	Capri Holdings Limited	PVH Corp.
	Chipotle Mexican Grill, Inc.	Ralph Lauren Corporation
	Columbia Sportswear Company	Tapestry, Inc.
	Deckers Outdoor	Ulta Beauty, Inc.
	The Estée Lauder Companies Inc.	Under Armour, Inc.
	Hanesbrands Inc.	Urban Outfitters
	Levi Strauss & Co.	V.F. Corporation
	Nordstrom, Inc.	Williams-Sonoma, Inc.

2025 Peer Group
	Adidas AG	Ralph Lauren Corporation
	Chipotle Mexican Grill, Inc.	Ross Stores, Inc.
	DICK'S Sporting Goods, Inc.	Skechers, U.S.A., Inc.
	The Estée Lauder Companies Inc.	Starbucks Corporation
	The Gap, Inc.	Tapestry, Inc.
	Levi Strauss & Co.	Ulta Beauty, Inc.
	Nike, Inc.	Under Armour, Inc.
	Nordstrom, Inc.	V.F. Corporation
	PUMA SE	Williams-Sonoma, Inc.
PVH Corp.

Base Salary
The committee reviews the base salaries of our executive officers at least annually and may adjust them from time to time. In making these determinations, the committee may consider one or more of the following factors:
•The individual performance of the executive officer;
•The relative value of the executive officer's position within the organization;
•Any new responsibilities delegated to the executive officer during the year;
•Any contractual agreements with the executive officer; and
•The competitive market for executive talent.
The market for our senior executive talent is global and highly competitive, with many of our executives recruited from U.S.-based companies. To ensure a consistent and relative comparison to the competitive salaries within our peer group, all executive officer salaries are denominated in U.S. dollars.

Named Executive Officer	Role	2024 Base Salary ($)(1)
Calvin McDonald	Chief Executive Officer	1,350,000
Meghan Frank	Chief Financial Officer	825,000
Celeste Burgoyne	President, Americas and Global Guest Innovation	880,000
Nicole Neuburger	Chief Brand & Product Activation Officer	780,000
André Maestrini	Executive Vice President, International	805,000
Michelle Choe(2)	Former Chief Product Officer	855,000

(1) Represents base salary as of the end of fiscal 2024.
(2)Ms. Choe resigned from her position, effective June 21, 2024. Amounts reported reflect Ms. Choe's base salary as of that date.
Bonus
Design
Our annual cash performance bonuses are designed to reward executive officers for achieving financial and strategic goals. These bonuses recognize performance against annual metrics, complementing our equity grants, which are intended to incentivize long-term performance and value creation.
The committee typically establishes the components of the annual cash performance bonus in the first quarter of each fiscal year and may consider one or more of the following:
•Target annual levels for each of our executive officers, expressed as a percentage of base salary;
•Financial performance measures;
•Relative weighting of each financial performance measure;
•Threshold, target and maximum goals for each financial performance measure; and
•Range of potential payouts for the annual cash bonus awards.
After the end of each fiscal year, the committee reviews performance against the company's performance goals to determine the annual bonus payouts for executive officers. In making this determination, the committee may adjust financial performance calculations to exclude extraordinary, unusual, or non-recurring items. The committee also retains discretion in determining the final bonus amounts. Generally, executive officers must be employed on the payment date to receive a bonus, except in cases of termination due to death or disability.

Target Annual Bonus Levels
The target annual cash bonus levels for each of our named executive officers for 2024 are shown in the table below.

Named Executive Officer	Role	2024 Target Bonus (as a % of Base Salary)
Calvin McDonald	Chief Executive Officer	200%
Meghan Frank	Chief Financial Officer	90%
Celeste Burgoyne	President, Americas and Global Guest Innovation	100%
Nicole Neuburger	Chief Brand & Product Activation Officer	90%
André Maestrini	Executive Vice President, International	90%
Michelle Choe	Former Chief Product Officer	100%

Financial Performance Measures & Relative Weighting
The annual cash bonus awards for 2024 were determined based on operating income and net revenue, with each metric weighted equally at 50%. The final bonus payout reflects the combined performance of these two metrics. The committee believes this structure aligns the executive team with key critical financial priorities.
Payout Range
Actual payouts of the cash bonuses may vary from 0% of the target bonus level for performance below threshold, to 200% of the target bonus level for achieving or exceeding the maximum performance level determined by the committee at the beginning of the fiscal year.

Fiscal 2024 Performance
The committee determined that the 2024 financial goals were met, resulting in a weighted bonus payout calculation of 80.9% of the target bonus level. As a result, the actual bonuses paid to the named executive officers for 2024 performance represented 80.9% of their target bonus levels, and are reported in the Non-Equity Incentive Plan Compensation column of the summary compensation table.

Long-Term Incentive Awards
Design
Equity awards are a key component of our executive compensation program, designed to support the achievement of our long-term performance goals and align the interests of our executives with those of shareholders. Providing a significant portion of our total compensation in equity-based awards helps us attract and retain top executive talent in a competitive market.
The committee annually evaluates one or more aspects of our equity-based awards, including:
•Target annual grant levels for each executive officer as a significant part of total compensation;
•Financial performance metrics that align with company goals and shareholder interests; and
•Program administration considerations, including market trends within our peer group.

Target Equity Annual Grant
The target annual equity grants for each of our named executive officers for 2024 are shown in the table below.

Named Executive Officer	Role	Fiscal 2024 Target Annual Equity Grant ($)(1)
Calvin McDonald	Chief Executive Officer	11,000,000
Meghan Frank	Chief Financial Officer	3,000,000
Celeste Burgoyne	President, Americas and Global Guest Innovation	4,000,000
Nicole Neuburger	Chief Brand & Product Activation Officer	3,000,000
André Maestrini	Executive Vice President, International	2,750,000
Michelle Choe(2)	Former Chief Product Officer	3,750,000

(1) Represents target equity grant as of the end of fiscal 2024.
(2)Ms. Choe resigned from her position, effective June 21, 2024. Amount reported reflects annual equity grant as of that date.
The committee granted the following types of equity awards to each executive officer for 2024. The equity mix is heavily weighted toward our PSUs, reinforcing the connection between executive compensation and the achievement of our long-term objectives.

Equity Program Summary
Our 2024 equity compensation program was designed to align the interests of our executives with those of our shareholders while driving long-term value creation. To achieve this, the program included a mix of equity awards that balance performance based incentives with retention objects. The three types of equity awards granted in 2024 are outlined in the table below.

Equity Program	PSUs(1)	Stock Options(2)	RSUs(1)
How it Works	Each PSU represents a right to receive one share of our common stock on a specified settlement date if performance metrics have been met.
Each stock option represents a right to purchase one share of our common stock at the grant price, if the time vesting requirement has been met.

Stock options are granted with an exercise price equal to the closing price of our common stock as reported on Nasdaq on the date of grant. Stock options expire on the seventh anniversary of their grant date.
Each RSU represents a right to receive one share of our common stock on a specified settlement date, if the time vesting requirement has been met.
Vesting	PSUs generally vest on the third anniversary of the grant day (i.e., end of three-year performance period).
Stock options generally vest 1/4 on the annual anniversary of the grant day (i.e., fully vested on the fourth anniversary of the grant day). The expiry of stock options is generally seven years after the grant date.
RSUs generally vest 1/3 on the annual anniversary of the grant day (i.e., fully vested on the third anniversary of the grant day).
Payout	The attainment of goals during the performance period may earn from 0% of target for performance below threshold to 200% of target for performance at or above maximum.	Stock options only have value to the extent that, on the date they are exercised, the company's share price is higher than the exercise price.	RSUs are earned subject to continued employment on the applicable vesting date.
(1)The grant date fair value of RSUs and PSUs is based on the closing price of our common stock on the grant date.
(2)The grant date fair value of each stock option granted is estimated on the grant date using the Black-Scholes model.

Settlement of 2022 PSU Awards (2022-2024 Performance Period)
The committee established the following terms for the 2022 PSU awards:
•The performance period spans three fiscal years (2022 to 2024).
•Vesting was generally on the third anniversary of the grant date.
•Minimum, target and maximum performance and payout levels were set in the first quarter of the performance period.
•The performance metric is the three-year compound annual growth rate (CAGR) of operating income based on fiscal 2021 adjusted operating income of $1,374.7 million.
•Payouts are structured with a threshold CAGR of 5%, a target CAGR of 10% and a maximum CAGR of 15%.

The committee determined our annual operating income for 2024 was $2,505.7 million, which represented a three-year CAGR of 22.2% and resulted in a payout of 200% of the target PSU awards granted.

Future PSU Performance Periods
Our executive officers are currently participating in the following ongoing PSU cycles:

Cycle	Baseline(1)	Measure(2)	Performance Period	Payout Multiplier
Fiscal 2023 - 2025	2022 - $1,789.1 M	Operating Income	3 years	0-200% multiplier
Fiscal 2024 - 2026	2023 - $2,230.9 M
Fiscal 2025 - 2027	2024 - $2,505.7 M
(1) The baseline is the starting point for determining the achievement of performance goals. It is generally based on the prior year's operating income result as reported in the company's Consolidated Statements of Operations, or, if reported, the adjusted operating income reported in our earnings release or other EDGAR filings. The baseline for the Fiscal 2023 - 2025 and Fiscal 2024 - 2026 PSUs is the respective fiscal year's adjusted operating income. See the non-GAAP reconciliation table in Appendix A of this proxy statement for a reconciliation to the most directly comparable GAAP measures.
(2) The committee generally assesses performance goal achievement using earnings before other income and taxes, as reported in the company's Consolidated Statements of Operations, or, if reported, the adjusted operating income from our earnings release or other EDGAR filings. The committee may adjust calculations (whether positive or negative) due to changes in accounting standards or extraordinary, unusual, or nonrecurring item occurring after the grant of an award.

Other Benefits
Our executive compensation program includes standard benefits aligned with our pay-for-performance philosophy. As a Canadian-based company that frequently hires US-based executives, we provide limited tax preparation and relocation assistance to remain competitive in the global talent market.
The cost of these benefits for named executive officers is included in the "All Other Compensation" column of the summary compensation table and detailed in the table's footnotes. We believe these benefits are reasonable and generally consistent with those offered by companies in our industry and peer group.

Benefits	Employee Eligibility	Executive Officer Eligibility
Medical, Dental and Vision Plans	✓	✓
Life and Disability Insurance	✓	✓
Change in Control and Severance Plan	✓	✓
401(k) Plan (or other defined contribution group savings program)	✓	✓
Employee Discount	✓	✓
Supplemental Life	✓	✓
Parental Leave Policy	✓	✓
Fitness Benefits	✓	✓
Tax Preparation	✓	✓
Relocation Assistance	✓	✓
Employee Stock Purchase Plan	✓	Not offered

Stock Ownership Guidelines

We believe our executive officers should have a meaningful ownership stake in lululemon to underscore the alignment of executive officer and shareholder interests and to encourage a long-term perspective. To bolster this philosophy, we maintain stock ownership guidelines for our executive officers in an effort to further align their interests with those of our shareholders. The stock ownership guidelines require that executive officers own a significant amount of lululemon common stock measured as a multiple of base salary as follows:

Position	Minimum Ownership Requirements (Dollar Value of Shares)	What counts to determine compliance with guidelines	What does not count to determine compliance with guidelines
Chief Executive Officer	5x Base Salary	Stock beneficially owned by the executive, and shares issued upon the vesting of RSUs and PSUs.	Unvested PSUs and RSUs and stock options (vested or unvested).
Other Section 16 executive officers	3x Base Salary
Compliance period
Our executive officers are expected to meet the target stock ownership level within five years after they first become subject to the guidelines. Once the ownership threshold is met, executives are expected to maintain at least the target amount as long as they are subject to the guidelines. Under the guidelines, executives may not dispose of any stock if that would mean that the individual would not meet the required levels after the disposition.

Compliance status	Executive officers generally must retain at least 75% of the shares they acquire from the vesting or exercise of equity awards (net of shares withheld to pay applicable taxes and exercise price, if applicable) until they meet the applicable ownership threshold. Under the guidelines, an individual may not dispose of any stock if that individual would not meet the required level after the disposition.

The committee is responsible for administering, interpreting and monitoring compliance with the stock ownership guidelines. The committee has authority to determine any action to be taken as a result of an individual’s failure to comply with the requirements of these guidelines. The committee may waive, suspend or amend these guidelines, or extend these guidelines to other employees.

Clawback Policy
We have adopted an incentive compensation recoupment policy which applies to all incentive-based compensation awarded to or earned by or received by certain executive officers under certain circumstances. The following chart is a summary of our policy:

Who	When	What	Recovery Sources
Policy for Recovery of Erroneously Awarded Incentive-Based Compensation	Applies to current or former Section 16 officers and any other senior executives as determined by the committee.	If we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the U.S. federal securities laws.	We will seek to recover and clawback reasonably promptly all erroneously awarded compensation received on or after the effective date by an affected officer during the three completed fiscal years immediately preceding the date on which we are required to prepare the restatement.	To the extent permitted by applicable law, the committee may, in its discretion, seek recoupment of erroneously awarded compensation from an affected officer from any of the following sources:

(1) prior incentive-based compensation payments;
(2) future payments of incentive-based compensation;
(3) cancellation of outstanding incentive-based compensation; and (4) direct repayment.

To the extent permitted by applicable law, we may offset such amounts against any compensation or other amounts owed by us to the affected officer.

Employment Agreements and Severance Arrangements
We have employment agreements with our named executive officers which allow us to terminate their employment with us at any time, with or without cause. These agreements provide them with severance benefits under certain circumstances, including if we terminate their employment without cause. These agreements were made in order to attract and retain the services of these particular executives. The agreements were the result of negotiations between the parties, which we believe resulted in employment and severance terms and conditions that are commercially competitive and typical of the terms and conditions afforded to similarly situated executives in other companies of similar size and stage of business life cycle operating in the retail apparel industry.
In each case, any severance payments are contingent on the occurrence of certain termination events and are subject to the executive's compliance with the surviving terms of the employment agreement and other terms, which may include a non-compete, non-solicitation and non-disparagement agreement, as well as the executive's release of any employment-related claims the executive may have against us. These severance arrangements are intended to provide each executive with a sense of security in making the commitment to dedicate the executive's professional career to our success. These severance rights do not differ based on whether or not we experience a change in control.
Risk Considerations in Determining Compensation
The committee conducts an annual review of our compensation program's design to assess whether it encourages excessive or inappropriate risk-taking by executive officers. Following its risk evaluation in March 2025, the committee concluded that our compensation policies and practices do not pose risks that are reasonably likely to have a material adverse effect on lululemon.

Compensation for Fiscal 2025
The overall design of our executive compensation program for fiscal 2025 remains largely unchanged, as the committee believes it supports our pay-for-performance philosophy and aligns with shareholder interests.
After reviewing the named executive officers' compensation, the committee approved selected adjustments based on competitive market levels, time-in-role, and overall contributions. In determining the total compensation, the committee considers each executive officer's responsibilities, performance, and positioning relative to peers, particularly within the retail industry. All executive compensation is denominated in U.S. dollars.

Name	Title	Fiscal 2025 Base Salary ($)	Fiscal 2025 Target Annual Bonus	Fiscal 2025 Annual Equity ($)
Calvin McDonald	Chief Executive Officer	1,400,000	200%	13,000,000
Meghan Frank	Chief Financial Officer	850,000	100%	3,250,000
Celeste Burgoyne	President, Americas and Global Guest Innovation	910,000	115%	4,500,000
André Maestrini	Executive Vice President, International	850,000	100%	3,250,000
Nicole Neuburger	Chief Brand & Product Activation Officer	800,000	100%	3,000,000

Beginning in fiscal 2025, we revised the equity mix for our chief executive officer to 60% PSUs and 40% stock options, compared to the prior mix of 50% PSUs and 50% stock options. This change is intended to strengthen the alignment between our executive compensation program and long-term shareholder value creation, and reinforces our pay-for-performance philosophy. This updated mix also reflects market practice, aligning with the equity distribution generally observed for chief executive officers within our compensation peer group, where the proportion of performance-based equity is typically higher.

People, Culture and Compensation Committee Report
The people, culture and compensation committee of the board of directors of lululemon athletica inc. has reviewed and discussed the compensation discussion and analysis contained in this proxy statement with management. Based on this review and discussion, the people, culture and compensation committee recommended to the board of directors that the compensation discussion and analysis be included in this proxy statement.

PEOPLE, CULTURE AND COMPENSATION COMMITTEE

Emily White (chair)
Michael Casey
Kathryn Henry
Alison Loehnis
Isabel Mahe

EXECUTIVE COMPENSATION TABLES
Summary Compensation Table
The table below provides compensation information for each individual who served as our principal executive officer or our principal financial officer during fiscal 2024, as well as our three other highest-compensated executive officers for the year. In addition, we have included one former officer who would have been among the three other highest-compensated executive officers had she remained employed with us at the end of the fiscal year. Collectively, we refer to these individuals as our "named executive officers."
The dollar amounts shown are in U.S. dollars.
•The amounts originally in Canadian dollars were converted to U.S. dollars for this table using the average of the average exchange rates for each fiscal month during the applicable fiscal year. Applying this formula to fiscal 2024, fiscal 2023 and fiscal 2022, CDN$1.00 was equal to USD$0.726, USD$0.741 and USD$0.765 respectively.
•The amounts originally in British pounds were converted to U.S. dollars for this table using the average of the average exchange rates for each fiscal month during the applicable fiscal year. Applying this formula to fiscal 2024, fiscal 2023 and fiscal 2022, GBP£1.00 was equal to USD$1.275, USD$1.248 and USD$1.226 respectively.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Calvin McDonald, Chief Executive Officer	2024	1,342,453	—	5,499,824	5,499,973	2,172,089	37,577	14,551,916
	2023	1,292,308	—	5,000,011	4,999,937	5,169,231	33,290	16,494,777
	2022	1,250,000	—	4,999,844	4,999,968	4,375,000	39,025	15,663,837
Meghan Frank, Chief Financial Officer	2024	814,380		2,099,878	900,031	592,950	—	4,407,239
	2023	738,462	—	1,400,132	600,018	1,329,231	23,879	4,091,722
	2022	684,615	—	1,050,099	450,020	1,232,308	70,796	3,487,838
Celeste Burgoyne, President, Americas and Global Guest Innovation	2024	875,472	—	2,800,080	1,199,960	708,257	11,456	5,595,225
	2023	842,308	—	2,799,906	1,200,037	1,684,615	11,407	6,538,273
	2022	784,615	—	2,449,980	1,050,046	1,569,231	—	5,853,872
Nicole Neuburger, Chief Brand & Product Activation Officer	2024	761,051	—	2,100,332	900,026	554,121	24,800	4,340,330

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
André Maestrini, EVP, International	2024	800,755	—	1,925,055	825,023	583,030	57,543	4,191,406
	2023	762,763	—	1,749,986	750,023	1,372,974	54,951	4,690,697
	2022	673,104	—	1,399,881	600,026	1,211,587	70,697	3,955,295
Michelle Choe, Former Chief Product Officer(5)	2024	329,636	—	2,625,075	1,124,946	—	248,054	4,327,711
	2023	821,154	—	2,624,800	1,125,035	1,642,308	80,307	6,293,604
	2022	784,615	—	2,449,980	1,050,046	1,569,231	39,826	5,893,698
(1)This column reflects the grant date fair value of PSUs and RSUs granted. See the "Grants of Plan-Based Awards Table" for information on PSUs and RSUs granted to our named executive officers in fiscal 2024. These amounts reflect the grant date fair value of the awards at target, and do not correspond to the actual value that will be realized by the executive officer. See the notes to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended February 2, 2025 for a discussion of all assumptions made by us in determining the Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718 values of our equity awards.
(2)This column reflects the grant date fair value of stock options granted. See the "Grants of Plan-Based Awards Table" for information on stock options granted to our named executive officers in fiscal 2024. These amounts reflect the grant date fair value of the awards at target, and do not correspond to the actual value that will be realized by the executive officer. See the notes to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended February 2, 2025 for a discussion of all assumptions made by us in determining the FASB ASC Topic 718 values of our equity awards.
(3)The non-equity incentive plan compensation is the annual performance-based cash bonus awards paid in accordance with the executive bonus plan and are reported for the fiscal year in which the relevant performance measures are satisfied rather than when awarded or paid.
(4)The following table provides additional information with respect to "all other compensation":

Name	Fiscal Year	Relocation Costs and Personal Tax Preparation Fees ($)	Tax Gross-Ups(a)(b) ($)	Company Match of 401(k) / RRSP ($)	Pension Allowance ($)	Other ($)	Total All Other Compensation ($)
Calvin McDonald	2024	12,146	13,975	11,456	—	—	37,577
	2023	15,480	17,810	—	—	—	33,290
	2022	12,672	14,580	11,773	—	—	39,025
Meghan Frank	2024(c)	—	—	—	—	—	—
	2023	11,307	12,572	—	—	—	23,879
	2022	33,522	37,274	—	—	—	70,796
Celeste Burgoyne	2024	—	—	11,456	—	—	11,456
	2023	—	—	11,407	—	—	11,407
	2022(c)	—	—	—	—	—	—
Nicole Neuburger	2024	3,094	2,281	16,875	—	2,550	24,800

Name	Fiscal Year	Relocation Costs and Personal Tax Preparation Fees ($)	Tax Gross-Ups(a)(b) ($)	Company Match of 401(k) / RRSP ($)	Pension Allowance ($)	Other ($)	Total All Other Compensation ($)
André Maestrini(d)	2024	551	—	—	43,229	13,763	57,543
	2023	—	—	—	41,187	13,764	54,951
	2022	15,234	14,062	—	32,116	9,285	70,697
Michelle Choe	2024	3,094	244,960	—	—	—	248,054
	2023	8,205	72,102	—	—	—	80,307
	2022	12,443	27,383	—	—	—	39,826
(a) The amounts shown reflect tax gross-ups related to certain benefits to offset the additional taxes owed on the benefit received.
(b) The amount shown for Ms. Choe also reflects tax equalization payments in connection with her Canadian and U.S. income taxes according to the terms of her employment agreement.
(c) The aggregate of all personal benefits was less than $10,000.
(d) Mr. Maestrini receives a pension allowance instead of participating in the pension scheme.
(5)Ms. Choe resigned from her position as chief product officer, effective June 21, 2024. All unvested PSUs, RSUs and her performance-based cash award were forfeited at that time. All unvested options were also forfeited at that time.

2024 Grants of Plan-Based Awards
The following table shows each plan-based award made to a named executive officer in fiscal 2024.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(3)

Name	Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)(1)	Target (#)(1)	Maximum (#)(1)
Calvin McDonald	Stock Option	03/25/2024	—	—	—	—	—	—	—	41,352	388.90	5,499,973
	Performance-Based Restricted Stock Unit	03/25/2024	—	—	—	7,071	14,142	28,284	—	—	—	5,499,824
	Performance-Based Cash Award(4)	03/25/2024	1,342,453	2,684,906	5,369,811	—	—	—	—	—	—	—
Meghan Frank	Restricted Stock Unit(5)	03/25/2024	—	—	—	—	—	—	1,414	—	—	549,905
	Stock Option	03/25/2024	—	—	—	—	—	—	—	6,203	388.90	825,023
	Performance-Based Restricted Stock Unit	03/25/2024	—	—	—	1,768	3,536	7,072	—	—	—	1,375,150
	Performance-Based Cash Award(4)	03/25/2024	366,471	732,942	1,465,884	—	—	—	—	—	—	—
	Restricted Stock Unit(5)	06/07/2024	—	—	—	—	—	—	314	—	—	49,904
	Stock Option	06/07/2024	—	—	—	—	—	—	—	1,380	317.86	75,009
	Performance-Based Restricted Stock Unit	06/07/2024	—	—	—	197	393	786	—	—	—	124,919
Celeste Burgoyne	Restricted Stock Unit(5)	03/25/2024	—	—	—	—	—	—	2,057	—	—	799,967
	Stock Option	03/25/2024	—	—	—	—	—	—	—	9,022	388.90	1,199,960
	Performance-Based Restricted Stock Unit	03/25/2024	—	—	—	2,572	5,143	10,286	—	—	—	2,000,113
	Performance-Based Cash Award(4)	03/25/2024	437,736	875,472	1,750,943	—	—	—	—	—	—	—

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(3)

Name	Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)(1)	Target (#)(1)	Maximum (#)(1)
Nicole Neuburger	Restricted Stock Unit(5)	03/25/2024	—	—	—	—	—	—	1,286	—	—	500,125
	Stock Option	03/25/2024	—	—	—	—	—	—	—	5,639	388.90	750,008
	Performance-Based Restricted Stock Unit	03/25/2024	—	—	—	1,607	3,214	6,428		—	—	1,249,925
	Performance-Based Cash Award(4)	03/25/2024	342,473	684,946	1,369,892	—	—	—	—	—	—	—
	Restricted Stock Unit(5)	06/07/2024	—	—	—	—	—	—	315	—	—	100,126
	Stock Option	06/07/2024	—	—	—	—	—	—	—	1,380	317.86	150,017
	Performance-Based Cash Award(4)	06/07/2024	—	—	—	—	—	—	—	—	—	250,156
André Maestrini	Restricted Stock Unit(5)	03/25/2024	—	—	—	—	—	—	1,414	—	—	549,905
	Stock Option	03/25/2024	—	—	—	—	—	—	—	6,203	388.90	825,023
	Performance-Based Restricted Stock Unit	03/25/2024	—	—	—	1,768	3,536	7,072	—	—	—	1,375,150
	Performance-Based Cash Award(4)	03/25/2024	360,340	720,679	1,441,358	—	—	—	—	—	—	—
Michelle Choe(6)	Restricted Stock Unit(5)	03/25/2024	—	—	—	—	—	—	1,929	—	—	750,188
	Stock Option	03/25/2024	—	—	—	—	—	—	—	8,458	388.90	1,124,946
	Performance-Based Restricted Stock Unit	03/25/2024	—	—	—	—	—	—	—	—	—	1,874,887
	Performance-Based Cash Award(4)	03/25/2024	—	—	—	2,411	4,821	9,642	—	—	—	—
(1)The PSUs vest based on achievement of performance goals over a three-year performance period.
(2)The stock options vest in 25% installments on the four anniversary dates following the grant date, subject to continued employment. The stock options will expire seven years after the grant date.

(3)This column reflects the grant date fair value in U.S. dollars of the award granted at target in accordance with FASB ASC Topic 718. See the notes to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended February 2, 2025 for a discussion of all assumptions made by us in determining the FASB ASC Topic 718 values of our equity awards.
(4)Each of the performance-based cash bonus awards shown in the table was granted under our executive bonus plan. The material terms of the 2024 performance-based cash awards are described under "Executive Compensation - Compensation Discussion and Analysis" in the section entitled "Annual Cash Incentives."
(5)The RSUs vest in installments of 33%, 33% and 34% on the three anniversary dates following the grant date, subject to continued employment.
(6)Ms. Choe resigned from her position as chief product officer, effective June 21, 2024. Under the terms of her employment agreement, she received no severance compensation or equity upon her departure. Ms. Choe forfeited her unvested equity awards when she left the company.

Outstanding Equity Awards at 2024 Fiscal Year End
The following tables show information regarding the outstanding equity awards held by each of the named executive officers on February 2, 2025.

	Outstanding Stock Option Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Calvin McDonald	08/20/2018	35,355	—	136.67	08/20/2025
	03/28/2019	55,957	—	167.54	03/28/2026
	03/27/2020	52,431	—	188.84	03/27/2027
	03/31/2021	32,282	10,760	306.71	03/31/2028
	03/30/2022	19,799	19,799	376.92	03/30/2029
	03/30/2023	9,616	28,849	358.09	03/30/2030
	03/25/2024	—	41,352	388.90	03/25/2031
Meghan Frank	03/28/2019	1,364	—	167.54	03/28/2026
	03/28/2019	1,399	—	167.54	03/28/2026
	03/27/2020	1,704	—	188.84	03/27/2027
	12/11/2020	373	—	344.32	12/11/2027
	03/31/2021	2,421	807	306.71	03/31/2028
	03/30/2022	1,782	1,782	376.92	03/30/2029
	03/30/2023	1,154	3,462	358.09	03/30/2030
	03/25/2024	—	6,203	388.90	03/25/2031
	06/07/2024	—	690	317.86	06/07/2031
Celeste Burgoyne	03/31/2021	—	2,017	306.71	03/31/2028
	03/30/2022	4,158	4,158	376.92	03/30/2029
	03/30/2023	2,308	6,924	358.09	03/30/2030
	03/25/2024	—	9,022	388.90	03/25/2031

	Outstanding Stock Option Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Nicole Neuburger	01/31/2020	56	—	239.39	01/31/2027
	03/27/2020	1,966	—	188.84	03/27/2027
	03/31/2021	1,816	807	306.71	03/31/2028
	03/30/2022	1,247	1,663	376.92	03/30/2029
	06/08/2022	109	145	307.77	06/08/2029
	03/30/2023	865	3,462	358.09	03/30/2030
	03/25/2024	—	5,639	388.90	03/25/2031
	06/07/2024	—	1,380	317.86	06/07/2031
André Maestrini	01/12/2021	320	—	356.93	01/12/2028
	03/31/2021	3,632	1,210	306.71	03/31/2028
	03/30/2022	2,376	2,376	376.92	03/30/2029
	03/30/2023	1,443	4,327	358.09	03/30/2030
	03/25/2024	—	6,203	388.90	03/25/2031
Michelle Choe(2)	—	—	—	—	—
(1)The stock options vest in 25% installments on the four anniversary dates following the grant date, subject to continued employment.
(2) Ms. Choe resigned from her position as chief product officer, effective June 21, 2024. All unvested stock options were forfeited at that time, and she was required to exercise any unvested options within 90 days.

	Outstanding Stock Awards
		Time-Based Vesting Awards		Performance-Based Vesting Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Market Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(3)
Calvin McDonald	03/30/2022	—	—	13,265	5,494,363
	03/30/2023	—	—	13,963	5,783,475
	03/25/2024	—	—	14,142	5,857,616
Meghan Frank	03/30/2022	271	112,248	1,990	824,258
	03/30/2023	748	309,822	2,793	1,156,861
	03/25/2024	1,414	585,679	3,536	1,464,611
	06/07/2024	157	65,029	393	162,781
Celeste Burgoyne	03/30/2022	631	261,360	4,643	1,923,131
	03/30/2023	1,497	620,057	5,585	2,313,307
	03/25/2024	2,057	852,009	5,143	2,130,231
Nicole Neuburger	03/30/2022	253	104,793	1,857	769,169
	06/08/2022	22	9,112	162	67,100
	03/30/2023	748	309,822	2,793	1,156,861
	03/25/2024	1,286	532,661	3,214	1,331,239
	06/07/2024	315	130,473	787	325,975
André Maestrini	03/30/2022	361	149,526	2,653	1,098,873
	03/30/2023	935	387,277	3,491	1,445,972
	03/25/2024	1,414	585,679	3,536	1,464,611
Michelle Choe(5)		—	—	—	—
(1)The RSUs vest in installments of 33%, 33% and 34% on the three anniversary dates following the grant date, subject to continued employment.
(2)The market value of the RSUs is based on $414.2 per share, the closing sale price on January 31, 2025, the last trading day of our 2024 fiscal year.
(3)The aggregate dollar value of the PSUs is shown at target payout value based on $414.2 per share, the fair market value on January 31, 2025, the last trading day of our 2024 fiscal year.
(4)The PSUs vest based on a three-year performance period.
(5) Ms. Choe resigned from her position as chief product officer, effective June 21, 2024. All unvested PSUs and RSUs were forfeited at that time.

2024 Option Exercises and Stock Vested
The following table provides information regarding stock options exercised by our named executive officers during fiscal 2024 and the PSUs and RSUs that vested and the value realized upon vesting by our named executive officers during fiscal 2024. Stock option award value realized is calculated by subtracting the aggregate exercise price of the options exercised from the aggregate market value of the shares of common stock acquired on the date of exercise. Stock award value realized is calculated by multiplying the number of shares shown in the table by the closing price of our stock on the date the stock awards vested.

		Option Awards		Stock Awards
Name	Grant Date	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
Calvin McDonald	03/31/2021	—	—	26,084	10,047,557
Meghan Frank	03/28/2018	2,181	719,315	—	—
	03/31/2021	—	—	222	85,514
	03/31/2021	—	—	3,260	1,255,752
	03/30/2022	—	—	262	100,922
	03/30/2023	—	—	369	142,139
Celeste Burgoyne	03/28/2019	8,652	2,040,234	—	—
	03/27/2020	7,865	1,712,094	—	—
	03/31/2021	6,053	617,148	—	—
	03/31/2021	—	—	8,152	3,140,150
	03/31/2021	—	—	554	213,401
	03/30/2022	—	—	613	236,128
	03/30/2023	—	—	737	283,892
Nicole Neuburger	01/31/2020	19	2,807	—	—
	03/27/2020	656	130,065	—	—
	03/31/2021	605	48,642	—	—
	03/31/2021	—	—	222	85,514
	03/31/2021	—	—	3,260	1,255,752
	03/30/2022	416	4,239	—	—
	03/30/2022	—	—	245	94,374
	06/08/2022	—	—	22	7,002
	06/08/2022	37	2,936	—	—
	03/30/2023	289	8,387	—	—
	03/30/2023	—	—	369	142,139

		Option Awards		Stock Awards
Name	Grant Date	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
André Maestrini	03/31/2021	—	—	333	128,272
	03/31/2021	—	—	4,890	1,883,628
	03/30/2022	—	—	350	134,820
	03/30/2023	—	—	461	177,577
Michelle Choe(2)	03/27/2020	1,500	254,940	—	—
	03/27/2020	6,365	478,624	—	—
	03/31/2021	—	—	8,152	3,140,150
	03/31/2021	—	—	554	213,401
	03/30/2022	—	—	613	236,128
	03/30/2023	—	—	691	266,173
(1)The shares shown in this column represent the total number of shares acquired on the vesting of the stock awards. However, we generally issue shares after deducting the number of shares of our common stock that would be needed to pay applicable taxes.
(2)Ms. Choe resigned from her position as chief product officer, effective June 21, 2024. All unvested performance-based restricted stock units and restricted stock units were forfeited at that time. All unvested options were also forfeited at that time, and Ms. Choe had 90 days after her termination date to exercise her vested options.

Potential Post-Employment Payments for Executive Officers
We do not have a predefined involuntary termination severance plan or policy for employees, including our named executive officers. Our practice in an involuntary termination situation for a named executive officer may include the following non-equity benefits:
•Post-employment severance benefits between 0 to 18 months, as detailed under "Potential Payments upon Termination of Employment and Change in Control";
•Salary continuation dependent on the business reason for the termination;
•Lump-sum payment based on job level and years of service with lululemon;
•Paid health care coverage and Consolidated Omnibus Budget Reconciliation Act, or COBRA, payments for a limited time; and
•Outplacement services.
Treatment of Equity Awards Upon Termination of Employment and Change in Control
The following table summarizes how stock options, PSUs, restricted stock awards and RSUs would be treated generally in the event of termination of employment and upon a change in control under our 2023 equity incentive plan and our current standard form of award agreements.
The provisions of individual employment agreements may also establish how stock options, PSUs, restricted stock awards and RSUs would be treated in the event of termination or upon a change in control.

Termination Scenario	Stock Options	PSU	Restricted Stock Awards (RSAs)	RSU
Cause	All options immediately expire.	All PSUs are immediately forfeited.	All unvested shares of restricted stock are immediately forfeited.	All RSUs are immediately forfeited.
Retirement(1)	All unvested options will continue to vest for 12 months following the date of termination and may be exercised within the earlier of three years from the date of termination or the regular expiry date.	A pro rata portion of the number of PSUs that would have become vested if no termination had occurred become fully vested on the PSU vesting date, with the pro rata portion determined based on the number of days the participant was employed during the performance period.	All unvested shares of restricted stock are immediately forfeited.	RSUs will continue to vest for 12 months following the date of termination.
Death	All unvested options fully vest upon death and may be exercised within the earlier of 12 months or the regular expiry date.	100% of the target number of PSUs become fully vested as of the date of death.	All unvested shares of restricted stock become fully vested.	All unvested RSUs become fully vested.

Termination Scenario	Stock Options	PSU	Restricted Stock Awards (RSAs)	RSU
Disability	All options may be exercised within 12 months to the extent they were exercisable at the time of termination. All unvested options are immediately forfeited.	On the PSU vesting date, a number of PSUs become fully vested equal to the number of PSUs that would have become vested if no termination had occurred.	All unvested shares of restricted stock become fully vested.	All unvested RSUs become fully vested.
Other Termination	All options may be exercised within 90 days to the extent they were exercisable at the time of termination. All unvested options are immediately forfeited.
In the event of the participant's voluntary termination, all PSUs are immediately forfeited.
In the event of termination without cause more than 12 months before the end of the performance period, all PSUs granted are immediately forfeited.
In the event of termination without cause within 12 months of the end of the performance period, a pro rata portion of the number of PSUs that would have become vested if no termination had occurred become fully vested on the PSU vesting date, with the pro rata portion determined based on the number of days the participant was employed during the performance period.
			All unvested shares of restricted stock are immediately forfeited.	All unvested RSUs are immediately forfeited (except in the case of some supplemental RSU awards, which vest upon termination without cause).
Change in Control	Board has discretion to determine effect of change in control.
If not assumed or substituted for, 100% of the target number of PSUs become fully vested as of the date of the change in control.
If the participant's service is terminated without cause or for good reason within two years following change in control, 100% of the target number of PSUs become fully vested as of the date of such termination.
Board has discretion to determine effect of change in control on unvested shares of restricted stock.
If not assumed or substituted for, 100% of the RSUs become fully vested as of the date of the change in control.
If the participant's service is terminated without cause or for good reason within two years following change in control, 100% of the RSUs become fully vested as of the date of such termination.

Potential Payments upon Termination of Employment and Change in Control
We have an employment agreement with each of our named executive officers, which provides that the named executive officer's employment may be terminated by the executive or by us at any time, with or without cause.
•If the executive voluntarily resigns or we terminate the executive's employment for cause, the executive will receive only accrued base salary then in effect and benefits earned and payable as of the date of termination.
•If we terminate the executive's employment without cause, and subject to the executive's compliance with the surviving terms of the executive's employment agreement and the release of all employment-related claims, each named executive officer will be entitled to the amounts shown in the table below.
•These employment agreements do not provide for any payments or tax gross-up payments triggered by a change in control.

Under the terms of our current 2023 equity incentive plan, the board of directors may take a number of actions with respect to outstanding equity awards in connection with a change in control, including the acceleration of the unvested portion of equity awards or the cancellation of outstanding awards in exchange for substitute awards.
The table below outlines the payments and intrinsic value of accelerated equity awards that would be provided to each of our named executive officers upon various termination scenarios, including termination in connection with a change in control. The amounts presented assume a termination date of February 2, 2025 (the last day of our fiscal year) and are intended for illustrative purposes only, based on the terms of the applicable arrangements in effect as of that date. Actual amounts payable upon a termination event would be determined based on the circumstances at the time. For the former officer included in the table, only severance amounts actually received, if any, are reflected.

Name	Termination Scenario	Severance ($)(1)	Intrinsic Value of Accelerated Equity Awards ($)(2)(3)	Total ($)
Calvin McDonald	Cause	—	—	—
	Death	—	21,695,076	21,695,076
	Disability	—	22,629,817	22,629,817
	Change in Control(4)	2,025,000(6)	21,695,076	23,720,076
	Involuntary (without cause)(5)	2,025,000(6)	10,988,726	13,013,726
	Voluntary	—	—	—
	Retirement	—	—	—

Name	Termination Scenario	Severance ($)(1)	Intrinsic Value of Accelerated Equity Awards ($)(2)(3)	Total ($)
Meghan Frank	Cause	—	—	—
	Death	—	5,252,129	5,252,129
	Disability	—	5,505,546	5,505,546
	Change in Control(4)	1,031,250(7)	5,252,129	6,283,379
	Involuntary (without cause)(5)	1,031,250(7)	1,648,516	2,679,766
	Voluntary	—	—	—
	Retirement	—	—	—
Celeste Burgoyne	Cause	—	—	—
	Death	—	9,088,675	9,088,675
	Disability	—	10,023,226	10,023,226
	Change in Control(4)	1,100,000(7)	9,088,675	10,188,675
	Involuntary (without cause)(5)	1,100,000(7)	3,846,261	4,946,261
	Voluntary	—	—	—
	Retirement	—	—	—
André Maestrini	Cause	—	—	—
	Death	—	5,750,302	5,750,302
	Disability	—	6,230,811	6,230,811
	Change in Control(4)	805,000(8)	5,750,302	6,555,302
	Involuntary (without cause)(5)	805,000(8)	2,197,745	3,002,745
	Voluntary	—	—	—
	Retirement	—	—	—
Nicole Neuburger	Cause	—	—	—
	Death	—	5,371,248	5,371,248
	Disability	—	5,573,475	5,573,475
	Change in Control(4)	780,000(8)	5,371,248	6,151,248
	Involuntary (without cause)(5)	780,000(8)	1,672,540	2,452,540
	Voluntary	—	—	—
	Retirement	—	—	—
Michelle Choe(9)	Voluntary	—	—	—
(1)The dollar amounts shown are in U.S. dollars.
(2)Amounts related to the death, disability, involuntary termination in connection with a change in control, and involuntary termination without cause are based on the intrinsic value of unvested equity awards that would have become vested upon the triggering event on February 2, 2025 based on the fair market value of the stock on such date.
(3)The share-based compensation expense recorded for accounting purposes may differ from the intrinsic value as disclosed in this column.

(4)Amounts shown assume the involuntary termination of the executive officer's employment without cause in addition to the election of the board of directors to accelerate the unvested portion of the outstanding stock options and restricted shares, and 100% vesting of restricted stock units and the target number of PSUs in connection with a change in control.
(5)Also includes termination of the executive officer's employment by the executive officer for "constructive dismissal," which is not specifically defined in the executive's employment agreement.
(6)Amounts payable in equal installments on the company's normal paydays over a 18-month period and will be forfeited if the executive fails to comply with certain restrictive covenants, including non-competition, non-solicitation and non-disparagement agreements.
(7)Amounts payable in equal installments on the company's normal paydays over a 15-month period and will be forfeited if the executive fails to comply with certain restrictive covenants, including non-competition, non-solicitation and non-disparagement agreements.
(8)Amounts payable in equal installments on the company's normal paydays over a 12-month period and will be forfeited if the executive fails to comply with certain restrictive covenants, including non-competition, non-solicitation and non-disparagement agreements.
(9)Ms. Choe voluntarily resigned from her position as chief product officer, effective June 21, 2024. She did not receive any severance payments, and all unvested equity awards were forfeited in connection with the termination of her employment.

CEO Pay Ratio
For 2024, the annual total compensation of our median compensated employee (other than our CEO) was $20,536 and the annual total compensation of our CEO was $14,551,916, both calculated in accordance with SEC rules applicable to the summary compensation table.
Based on this information, for 2024 the ratio of the annual total compensation of our CEO to the annual total compensation of the median employee was 709 to 1. We believe this ratio is a reasonable estimate calculated in a manner consistent with SEC rules.
For purposes of this ratio, we used the same median employee determination methodology from fiscal 2023, but we substituted a different employee with substantially similar compensation for fiscal 2024 due to a change in the original median employee’s circumstances.
As disclosed in our 2024 proxy statement, when determining our median employee for fiscal 2023, we used the SEC’s de minimis exemption to exclude approximately 1,771 employees in certain non-U.S. jurisdictions as the aggregate total of these employees amounted to less than 5% of our total employee workforce of approximately 38,000 as of the last day of fiscal 2023. The excluded jurisdictions and employees included France (99), Germany (165), Ireland (88), India (290), Japan (212), Malaysia (139), the Netherlands (47), New Zealand (237), Norway (17), Singapore (279), Spain (68), Sweden (28), Switzerland (30), Thailand (34), and Vietnam (38).

PAY VERSUS PERFORMANCE
Pay Versus Performance Table
The following table shows information detailing (1) the total compensation of our principal executive officer (PEO) as reported in the summary compensation table (SCT), (2) the average total compensation for the remaining named executive officers (NEOs) collectively (other than the PEO) as reported in the summary compensation table, (3) the executive compensation actually paid to the PEO and (4) the average executive compensation actually paid to the non-PEO NEOs collectively, in each case for the covered fiscal year. The table also shows for each covered fiscal year our cumulative total shareholder return (TSR) and our peer group's cumulative total shareholder return, our net income, and our operating income.
The amounts originally in Canadian dollars were converted to U.S. dollars for this table using the average of the average exchange rates for each fiscal month during the applicable fiscal year. Applying this formula to fiscal 2024, fiscal 2023, fiscal 2022, fiscal 2021, and fiscal 2020, CDN$1.00 was equal to USD$0.726, USD$0.741, USD$0.765, USD$0.799, and USD$0.748, respectively.
The amounts originally in British pounds were converted to U.S. dollars for this table using the average of the average exchange rates for each fiscal month during the applicable fiscal year. Applying this formula to fiscal 2024, fiscal 2023, fiscal 2022, and fiscal 2021, GBP£1.00 was equal to USD$1.275, USD$1.248, USD1.226, and USD$1.375, respectively.

					Value of Initial Fixed $100 Investment Based On:(4)
Fiscal Year	SCT Total for PEO ($)(1)	Compensation Actually Paid to PEO ($)(1)(3)	Average SCT Total for non-PEO NEOs ($)(2)	Average Compensation Actually Paid to Non-PEO NEOs ($)(2)(3)	TSR ($)	Peer Group TSR ($)(4)	Net Income ($)	Operating Income ($)(5)(6)
2024	14,551,916	2,215,177	4,572,382	1,594,893	173.02	56.14	$1,814,616,000	2,505,697,000
2023	16,494,777	46,826,492	5,403,574	12,603,182	199.69	52.91	1,550,190,000	2,230,886,000
2022	15,663,837	18,293,236	4,798,051	5,432,002	129.85	65.40	854,800,000	1,789,069,000
2021	13,265,455	18,826,215	3,801,514	4,642,721	131.96	92.79	975,322,000	1,374,749,000
2020	10,590,106	39,322,881	2,017,947	4,622,741	137.30	95.81	588,913,000	819,986,000

(1) The following table reconciles the PEO Summary Compensation Table total to compensation actually paid:

Fiscal Year(a)	SCT Total ($)	Deductions from SCT Total($)(b)	Addition of Fair Value of Equity Awards Granted in the Year ($)	Addition (Deduction) for Change in Value of Prior Year Awards Unvested at end of Fiscal Year ($)	Addition (Deduction) for Change in Value of Prior Year Awards That Vested during Fiscal Year ($)	Compensation Actually Paid ($)
2024	14,551,916	(10,999,797)	12,010,360	(7,959,487)	(5,387,815)	2,215,177
(a) The PEO for 2024 was Calvin McDonald.
(b) The deductions are the grant date fair value of equity-based awards (stock and option awards) granted each year.
(2) The following table reconciles the Non-PEO NEOs Average Summary Compensation Table total to average compensation actually paid:

Fiscal Year(a)	SCT Total ($)	Deductions from SCT Total ($)(b)	Addition of Fair Value of Equity Awards Granted in the Year ($)	Addition (Deduction) for Change in Value of Prior Year Awards Unvested at end of Fiscal Year ($)	Addition (Deduction) for Change in Value of Prior Year Awards That Vested during Fiscal Year ($)	Compensation Actually Paid ($)
2024	4,572,382	(3,300,081)	2,745,469	(1,429,045)	(993,832)	1,594,893
(a) The Non-PEO NEOs for 2024 included Meghan Frank, Celeste Burgoyne, Michelle Choe, Andre Maestrini and Nicole Neuburger.
(b) The deductions are the grant date fair value of equity-based awards (stock and option awards) granted each year.
(3) The fair values of the equity awards were calculated using valuation assumptions that materially differ from those disclosed at the time of grant, including: (1) the fair value of RSU awards was calculated using the closing price of our common stock as of the last day of the applicable year or on the date of vesting, as applicable; (2) the fair value of PSU awards was estimated using the closing stock price of our common stock as of the last day of the applicable year and adjusted for management’s estimate of performance; and (3) the fair value of options was estimated using the Black-Scholes option-pricing model (which reflects for each particular award and valuation date: adjustments for expected volatility, risk-free interest rate, dividend yield, expected term - calculated using the simplified method, and stock price).
(4) In accordance with the pay versus performance rules, our total shareholder return (TSR) and our peer group TSR is determined based on the value of an initial fixed investment through the end of the listed fiscal year. The peer group TSR used in this table was determined using the S&P 500 Apparel, Accessories & Luxury Goods Index, which we also used in preparing the stock performance graph required by Item 201(e) of Regulation S-K for our Annual Report on Form 10-K for the fiscal year ended February 2, 2025.
(5) For purposes of evaluating the achievement of the performance measure in our incentive programs, operating income generally means earnings before other income and taxes as reported in our financial statements or, if reported, adjusted operating income as reported in our earnings release or other EDGAR filings as applicable.
(6) Refer to the non-GAAP reconciliation table in Appendix A of this proxy statement for reconciliations between the above adjusted non-GAAP financial measures and the most directly comparable measures calculated in accordance with GAAP.

Analysis of the Information Presented in the Pay Versus Performance Table
The graphs opposite show the relationship of compensation actually paid to our chief executive officer and other named executive officers in the fiscal years of 2020 - 2024 to the following: (1) total shareholder return of both our company and peer group, (2) net income, and (3) operating income.
The graph for the "Compensation Actually Paid vs. lululemon and Peer Group TSR" assumes the investment of $100 on February 2, 2020 at the closing sale price of our common stock and the S&P 500 Apparel, Accessories & Luxury Goods Index.
(1) For purposes of evaluating the achievement of the performance measure in our incentive programs, operating income means earnings before other income and taxes as reported in our financial statements or, if reported, adjusted operating income as reported in our earnings release or other EDGAR filings as applicable.
(2) Refer to the non-GAAP reconciliation table in Appendix A of this proxy statement for reconciliations between the above adjusted non-GAAP financial measures and the most directly comparable measures calculated in accordance with GAAP.

Financial Performance Measures
As discussed in the Compensation Discussion and Analysis, our executive compensation program is designed to align pay with company performance and shareholder value creation. The financial metrics used in our incentive plans are selected to support these objectives and drive long-term growth.
For the most recent fiscal year, operating income and net revenue were the most important financial performance measures used to determine the compensation actually paid to our named executive officers.
These were the only financial measures used in our incentive plans to directly link company performance to compensation actually paid.

PROPOSAL NO. 4
SHAREHOLDER PROPOSAL
REPORT ON DISCRIMINATION RISKS RELATED TO CHARITABLE PARTNERSHIPS
We will furnish the address and number of shares held by the proponent of the following shareholder proposal upon receipt of a request to the corporate secretary for such information.
Bowyer Research, Inc. on behalf of the Oklahoma Tobacco Settlement Endowment Trust has advised us that it intends to submit the following proposal for consideration at the annual meeting. The proposal and statement of support included below are reproduced as submitted and have not been checked for accuracy.
RESOLVED:
Shareholders request that the Board of Directors of Lululemon Athletica report to shareholders annually, at reasonable expense and excluding confidential information, an analysis of how Lululemon’s charitable partnerships impact its risks related to discrimination against individuals based on their speech or religious exercise.
SUPPORTING STATEMENT:
Corporations routinely use their platforms to voice support for humanitarian causes and human rights. Some of the most fundamental are the rights to free speech and religion, which are recognized by the First Amendment to the United States Constitution and the UN Declaration of Human Rights1. Unfortunately, many companies are supporting organizations that are undermining these freedoms.
The 2024 edition of the Viewpoint Diversity Score Business Index found that 62% of some of the largest companies in America support non-profits that are influencing public policy by actively attacking free speech and religious freedom, as well as pressuring companies into public stances on divisive political issues.
That list includes Lululemon. The company is currently listed2 as a member of the Don’t Ban Equality coalition, which describes its purpose as “making the case that abortion access is a workforce and economic issue.” By taking a public stance on politically charged issues, the company exposes itself to reputational risk. The choice to politicize the Lululemon brand carries the increasing possibility of alienating employees and customers alike of diverse political and religious views, as well as negatively impacting shareholder return.
This record of divisive stances is not limited to the issue of abortion, with the company having taken flack previously3 for hosting events urging attendees to ‘resist capitalism’ and discussing ways of ‘decolonizing gender.’ Additionally, Lululemon donated4 $300,000 to organizations such as Black Lives Matter and Reclaim the Block (the latter being a group formed to encouraging defunding5 of the Minneapolis Police Department), although it later admitted6 that it was no longer donating to either organization.
Lululemon needs to assure its shareholders that it is committed to a business-first model of political neutrality, avoiding taking divisive stances on social/political issues, and putting shareholder value first in keeping with its fiduciary duty. Eschewing charitable partnerships with organizations designed to politicize the Lululemon brand is an essential facet of doing so.
1 https://www.un.org/en/about-us/universal-declaration-of-human-rights
2 https://dontbanequality.com/
3 https://freebeacon.com/culture/lululemon-promotes-decolonizing-gender-workshop-to-resist-capitalism/
4 https://claremont.shinyapps.io/BLM_Funding/
5 https://takeactionminnesota.org/policy-organizer-reclaim-the-block/
6 https://central.virtualshareholdermeeting.com/vsm/web?pvskey=LULU2024

Board Recommendation
The Board has carefully reviewed the shareholder proposal and determined that its implementation is unnecessary and not in the best interests of lululemon and its shareholders. Accordingly, the Board recommends that shareholders vote AGAINST this proposal.
lululemon Statement in Opposition
lululemon seeks to foster equity in wellbeing through the lululemon Centre for Social Impact, established in 2021 with the goal of providing access to wellbeing tools and resources to more than 10 million people by 2025. The Centre helps pursue equity in wellbeing through movement and mental health, and community care. Through the Centre’s Community Wellbeing grant program (formerly Here to Be), lululemon funds both global and local organizations, investing in community resilience and supporting those creating access to wellbeing. We believe global programming and partnerships funded by these grants have made a significant impact in three key areas: building community and fostering connection, driving movement across communities, and enabling access to mental health support. Partnerships with global and regional charitable organizations are structured and evaluated to help ensure alignment with lululemon’s broader mission to foster positive social impact.
For a more detailed discussion of the causes supported by the Centre, shareholders should refer to our 2023 Impact Report, available at https://corporate.lululemon.com/our-impact/reporting-and-governance/reporting-and-disclosure.
We believe we already provide extensive disclosures on these initiatives through our 2023 Impact Report, which is readily available to shareholders. The proposed report would be redundant and could divert valuable resources from our core business objectives that drive shareholder value. We don’t believe a separate analysis, as requested by the proponent, would provide additional meaningful insights, as our charitable giving strategy is designed to be transparent, well-documented, and aimed at maximizing positive impact.
Moreover, the proposal does not establish a clear rationale for how an additional report would enhance shareholder value or mitigate specific risks. Our philanthropic strategy is guided by a selection process involving global and regional colleagues as well as social impact experts, aiming to ensure that funds are allocated effectively and reach a diverse range of communities worldwide. This seeks to ensure that our contributions are thoughtfully deployed in a manner consistent with our longstanding mission and values of effecting meaningful, positive change.
Preparing a report on how our contributions impact our risks related to discrimination based on speech or religious exercise would not meaningfully benefit shareholders. The Board oversees our enterprise risk management, including risks related to the reputation of our brand and our social impact strategies. Through the work of its committees, the Board is tasked with evaluating evolving risks that could affect our operations and reputation. As disclosed in our public filings, these risks include the possibility that certain stakeholders may not be satisfied with our policies, practices, or goals related to social impact. We believe these existing governance processes and disclosures provide shareholders with appropriate transparency, and that the additional report requested by the proposal would not yield meaningful new insights. Instead, it would divert attention and resources from our strategic priorities to advance the political agenda of a single shareholder. For these reasons, the Board believes this proposal is not in the best interests of lululemon or its shareholders.
FOR THE REASONS STATED, LULULEMON’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL NO. 4 REQUESTING AN ANNUAL REPORT ON DISCRIMINATION RISKS RELATED TO CHARITABLE PARTNERSHIPS.

Vote Required and Board Recommendation
Approval of this proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively on the proposal at the annual meeting, as well as the presence of a quorum representing a majority of all outstanding shares of our common stock, either in person or by proxy. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.
The board of directors unanimously recommends a vote "AGAINST" this proposal for the reasons noted above.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Procedures for Approval of Related Person Transactions
Our board of directors has adopted a written policy for approval of transactions between lululemon and our directors or director nominees, executive officers, shareholders beneficially owning more than 5% of our stock, and each of their respective immediate family members, where the amount involved in the transaction exceeds $120,000 in a single fiscal year and the related person transaction has or will have a direct or indirect material interest. The policy provides that the audit committee reviews each transaction and determines whether or not to approve or ratify the transaction.
In determining whether to approve or ratify transactions subject to the policy, the audit committee considers, among other factors it deems appropriate, the related person's interest in the transaction and whether the transaction is on terms no less favorable to lululemon than terms that could have been reached with an unrelated third party.
Certain transaction are deemed pre-approved by the committee, even if they exceed $120,000.
•Executive compensation – any compensation approved (or recommended for board approval) by the people, culture and compensation committee;
•Director compensation - any compensation paid to a director if the compensation is required to be reported in our proxy statement;
•Proportional benefits - any transaction where all stockholders benefit on a pro-rata basis.

Under the policy, a related person will be deemed not to have a material interest in the following categories of transactions, in the absence of facts or circumstances that indicate otherwise:
•If the related person’s only relationship with the other company is as a director, an employee (other than an executive officer), or a greater-than-10% beneficial owner of that company; and
•If the transaction does not exceed the greater of $1,000,000 or 2% of that company’s annual revenues.
Transactions with Related Persons
We have determined there are no transactions required to be disclosed under Item 404(a) of Regulation S-K.
We have entered into an indemnification agreement with each of our directors and executive officers. The indemnification agreements, our certificate of incorporation, and bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law.

PRINCIPAL SHAREHOLDERS AND STOCK OWNERSHIP BY MANAGEMENT
The following table sets forth information concerning the "beneficial ownership" of our common stock as of April 1, 2025 by (1) those persons who we know to beneficially own more than 5% of our outstanding common stock, (2) our directors, (3) the "named executive officers" listed in the summary compensation table, and (4) all of our current directors and executive officers as a group. "Beneficial ownership" is a concept that takes into account shares that may be acquired within 60 days of April 1, 2025 (such as by exercising vested stock options) and shares as to which the named person has or shares voting or investment power.

Beneficial Owner(1)	Number of Shares of Common Stock Owned	Right to Acquire(2)	Number of Shares Beneficially Owned(3)	Percent(4)
The Vanguard Group, Inc.(5)	13,324,642	—	13,324,642	11.1%
100 Vanguard Blvd.
Malvern, PA 19355
FMR LLC(6)	13,218,280	—	13,218,280	11.0%
245 Summer Street
Boston, MA 02210
Dennis J. Wilson(7)	10,083,247	—	10,083,247	8.4%
21 Water Street, Suite 600
Vancouver, BC V6B 1A1
BlackRock, Inc.(8)	9,153,642	—	9,153,642	7.6%
50 Hudson Yards
New York, NY 10001
Michael Casey	58,891	—	58,891	*
Shane Grant	751	—	751	*
Kathryn Henry	4,882	—	4,882	*
Teri List	599	—	599	*
Alison Loehnis	1,568	—	1,568	*
Isabel Mahe	1,221	—	1,221	*
Jon McNeill	8,333	—	8,333	*
Martha Morfitt(9)	90,498	—	90,498	*
David Mussafer	21,180	—	21,180	*
Emily White(10)	18,600	—	18,600	*

Beneficial Owner(1)	Number of Shares of Common Stock Owned	Right to Acquire(2)	Number of Shares Beneficially Owned(3)	Percent(4)
Calvin McDonald	102,258	246,055	348,313	*
Meghan Frank	10,862	14,600	25,462	*
Celeste Burgoyne	13,511	15,126	28,637	*
André Maestrini	9,530	13,162	22,692	*
Nicole Neuburger	5,976	10,262	16,238	*
Directors and executive officers as a group (15 persons)	348,660	299,205	647,865	*
* Less than 1%.
(1)Unless otherwise indicated, the address of the beneficial owner is c/o lululemon athletica inc., 1818 Cornwall Avenue, Vancouver, British Columbia V6J 1C7.
(2)Represents shares of our common stock issuable upon exercise of options that have vested or will vest within 60 days of April 1, 2025.
(3)Except as otherwise indicated, the persons named in this table have sole voting and dispositive power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. The number of shares beneficially owned represents common shares held as of April 1, 2025, and shares of our common stock issuable upon exercise of options or restricted stock units that have vested or will vest within 60 days of April 1, 2025.
(4)Percentages are calculated on the basis of 120,545,559 shares of our common stock and special voting stock outstanding as of April 1, 2025, except that any additional shares of our common stock that a person has the right to acquire within 60 days of April 1, 2025 were deemed to be outstanding for purposes of calculating that person's beneficial ownership.
(5)Based on a Schedule 13G/A filed by The Vanguard Group with the SEC on November 12, 2024. Vanguard reported that it has no sole voting power, sole dispositive power with respect to 12,791,968 shares, shared voting power with respect to 157,404 shares, and shared dispositive power with respect to 532,674 shares.
(6)Based on a Schedule 13G/A filed by FMR LLC with the SEC on March 7, 2025.
(7)Based on Schedule 13D/A filed by Mr. Wilson with the SEC on January 23, 2025. Mr. Wilson reported that he has sole voting and dispositive power with respect to 3,852 shares, and shared voting and dispositive power with respect to 10,079,395 shares.
(8)Based on a Schedule 13G/A filed by the BlackRock Inc. with the SEC on January 26, 2024. BlackRock reported that it has sole voting power with respect to 8,315,804 shares.
(9) Includes 750 shares of common stock gifted to irrevocable grantor trusts for the benefit of the reporting person's children and 500 shares of common stock held by Ms. Morfitt's spouse.
(10) Includes 11,101 shares of common stock held by The Kelly-White Living Trust.

TRANSACTION OF OTHER BUSINESS
At the date of this proxy statement, the board of directors knows of no other business that will be conducted at the 2025 annual meeting other than as described in this proxy statement. If any other matter or matters are properly brought before the meeting or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR THE 2026 ANNUAL MEETING OF SHAREHOLDERS
If you are a shareholder and wish to submit a proposal or nominate a director for consideration at our 2026 annual meeting of shareholders, you must comply with applicable SEC rules and the requirements provided in our bylaws. The following table summarizes the types of proposals that may be submitted, the applicable deadlines, and the procedural requirements for each type of submission:

Proposal Type	Deadline for Submission	Where to Send	Requirements
Proposals to be included in the 2026 proxy statement (pursuant to SEC Rule 14a-8)
Must be received no later than December 30, 2025 (120 days before the anniversary of the date this proxy was released). If the date of the 2026 annual meeting is more than 30 days before or 30 days after June 10, 2026, the notice must be received by the later of:

• 90 days before the meeting date, or
• 10 days after public announcement of the meeting date.
		Company Secretary 1818 Cornwall Avenue, Vancouver, British Columbia, V6J 1C7	Must comply with Rule 14a-8 of the Securities Exchange Act of 1934.
Other shareholder proposals or director nominations (not for inclusion in proxy materials)
Must be received no later than December 30, 2025 (120 days before the anniversary of the date this proxy statement was released). If the date of the 2026 annual meeting is more than 30 days before or 30 days after June 10, 2026, the notice must be received by the later of:

• 90 days before the meeting date, or
• 10 days after public announcement of the meeting date.

Same as above
Must comply with the advance notice provisions in our bylaws. For director nominations, the notice must include:

• Information about the nominee and nominating shareholder
• The nominee’s written consent to serve if elected
• A representation that the nominee will tender an irrevocable resignation if not elected, effective upon board acceptance
• Compliance with Exchange Act Rule 14a-19 (universal proxy rules)

Our bylaws, which include the full advance notice and procedural requirements for submitting shareholder proposals and director nominations, are available at www.sec.gov. You may also contact our company secretary at investors@lululemon.com for additional information.

APPENDIX A NON-GAAP FINANCIAL MEASURES
We provide certain 2023, 2022, and 2021 non-GAAP financial measures in this proxy statement. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or with greater prominence to, the financial information prepared and presented in accordance with GAAP. A reconciliation of the non-GAAP financial measures follows, which includes more detail on the GAAP financial measure that is most directly comparable to each non-GAAP financial measure, and the related reconciliations between these financial measures. Our non-GAAP financial measures may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures reported by other companies.
For 2023, adjusted gross profit, gross margin, and operating income exclude certain inventory provisions, asset impairments, and restructuring costs recognized in relation to lululemon Studio. For 2022, adjusted operating income excludes certain inventory provisions and goodwill and other asset impairments recognized in relation to lululemon Studio, as well as the gain on disposal of assets for the sale of an administrative office building. For 2021, adjusted operating income excludes certain costs incurred in connection with the acquisition of MIRROR.
Please refer to Note 5. Property and Equipment, Note 8. Impairment of Goodwill and Other Assets, Restructuring Costs, and Note 9. Acquisition-Related Expenses included in Item 8 of Part II of the Annual Report on Form 10-K for the fiscal year ended January 28, 2024 for further information on the nature of these amounts.
We believe these adjusted financial measures are useful to investors as they provide supplemental information that enable evaluation of the underlying trend in our operating performance, and enable a comparison to our historical financial information. Further, due to the finite and discrete nature of these items, we do not consider them to be normal operating expenses that are necessary to run our business, or impairments or disposal gains that are expected to arise in the normal course of our operations. Management uses these adjusted financial measures internally when reviewing and assessing financial performance.

	2023
	Gross Profit	Gross Margin	Operating Income
GAAP results	$5,609,405,000	58.3%	$2,132,676,000
lululemon Studio charges:
lululemon Studio obsolescence provision	23,709,000	0.3	23,709,000
Impairment of assets			44,186,000
Restructuring costs			30,315,000
Adjusted results (non-GAAP)	$5,633,114,000	58.6%	$2,230,886,000

2022
Operating Income
GAAP results	$1,328,408,000
lululemon Studio charges:
lululemon Studio obsolescence provision	62,928,000
Impairment of goodwill and other assets	407,913,000
Gain on disposal of assets	(10,180,000)
Adjusted results (non-GAAP)	$1,789,069,000

2021
Operating Income
GAAP results	$1,333,355,000
Transaction and integration costs	2,989,000
Acquisition-related compensation	38,405,000
Adjusted results (non-GAAP)	$1,374,749,000

lululemon

LULULEMON ATHLETICA INC.
1818 CORNWALL AVENUE
VANCOUVER, BC CANADA V6J 1C7
ATTN: INVESTOR RELATIONS

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 10, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/LULU2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 10, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V71829-P28359

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LULULEMON ATHLETICA INC.

The Board of Directors recommends you vote FOR each of the following nominees:

1. Election of Directors

Class III Nominees (to serve until 2028 annual meeting):	**For**	**Against**	**Abstain**
1a. Kathryn Henry	☐	☐	☐
1b. Alison Loehnis	☐	☐	☐
1c. Jon McNeill	☐	☐	☐

The Board of Directors recommends you vote FOR the following management proposals:	**For**	**Against**	**Abstain**
2. To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending February 1, 2026.	☐	☐	☐
3. To approve, on an advisory basis, the compensation of the Company's named executive officers.	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following shareholder proposal:	**For**	**Against**	**Abstain**
4. Shareholder proposal requesting an annual report on discrimination risks related to charitable partnerships (if properly presented at the meeting).	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V71830-P28359

lululemon athletica inc.
Annual Meeting of Shareholders
June 11, 2025 8:00 AM PDT
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Calvin McDonald and Meghan Frank, or either of them, as proxies, each with the power to appoint a substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of lululemon athletica inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 8:00 AM PDT on June 11, 2025, via the Internet at: www.virtualshareholdermeeting.com/LULU2025, and any adjournment or postponement thereof: (1) as specified on the proposals listed on the reverse side; and (2) in their best judgment upon such other matters as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side